UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________

Schedule 14A

________________________________

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

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Filed by a party other than the Registrant	☐

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☐	Soliciting Material under §240.14a-12

Relmada Therapeutics, Inc.

_____________________________________________________________________________________________________________________________

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_____________________________________________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 11, 2022

Dear Stockholders,

On behalf of all of us at Relmada Therapeutics, we are very pleased to share with you the significant progress we achieved in 2021 and outline our key priorities and expected milestones for 2022. As a reminder, our mission at Relmada is to target major advances in the treatment of Central Nervous System (CNS) disorders. Our lead compound, REL-1017 (esmethadone, dextromethadone), has shown potential benefit in large and underserved medical conditions. Our most advanced clinical development programs are currently evaluating the use of REL-1017 as a potential treatment of major depressive disorder (MDD), in the adjunctive and monotherapy settings.

2021 was a year of building and significant operational and regulatory accomplishments for Relmada.

Below is a more detailed summary of our successes in 2021, as well as very recent achievements. Following this, we are also excited to provide an outline of the significant opportunities that lie ahead for Relmada in 2022.

Key Highlights

•        On April 1, 2021, Relmada announced the initiation of RELIANCE II, the second of two sister pivotal Phase 3 clinical trials (RELIANCE I and RELIANCE II) of REL-1017, as an adjunctive treatment for MDD. Patients who complete RELIANCE I and RELIANCE II are eligible to rollover into the long-term, open-label study, which also includes subjects who had not previously participated in a REL-1017 clinical trial.

•        On October 4, 2021, Relmada announced the initiation RELIANCE III, the ongoing monotherapy trial for REL-1017, which aims to randomize 364 patients and is expected to be completed in mid-2022.

•        On July 27, 2021, we announced top-line results that showed that all three doses of REL-1017 (25 mg, 75 mg and 150 mg, the therapeutic, supratherapeutic and maximum tolerated doses, respectively) tested in recreational opioid users, demonstrated a highly statistically significant difference vs. the active control drug, oxycodone 40 mg. The study’s primary endpoint was a measure of “likability” with the subjects rating the maximum effect (or Emax) for Drug Liking “at the moment”, using a 1=100 bipolar rating scale (known as a visual analog scale or VAS), with 100 as the highest likability, 50 as neutral (placebo-like), and 0 the highest dislike. In summary, all tested doses of REL-1017, including the maximum tolerated dose, showed a highly statistically significant difference in abuse potential versus oxycodone with p-values less than 0.001.

•        On February 23, 2022, we announced top-line results that showed that all three doses of REL-1017 (25 mg, 75 mg, and 150 mg, the therapeutic, supratherapeutic and maximum tolerated doses, respectively) tested in recreational drug users, demonstrated a substantial (30+ points) and statistically significant difference vs. the active control drug, intravenous ketamine 0.5 mg/kg over 40 minutes, and were statistically equivalent to placebo. The study’s primary endpoint was a measure of “likability” with the subjects rating the maximum effect (or Emax) for Drug Liking “at this moment”, using a 1-100 bipolar rating scale (known as a visual analog scale or VAS), with 100 as the highest likability, 50 as neutral (placebo-like), and 0 the highest dislike. Consistent results are seen for the secondary endpoints.

Expected Key Strategic Priorities and Milestones:

We expect multiple key milestones over the next 12-18 months. These include:

•        Results of RELIANCE III monotherapy MDD trial in mid-2022.

•        Results of RELIANCE I and RELIANCE II adjunctive MDD trials in the third-quarter and fourth-quarter of 2022, respectively.

•        Results of RELIANCE – OLS (Long-term, Open-label) study in MDD in the fourth-quarter of 2022.

We are deeply grateful for the daily efforts and commitments of patients, clinical trial volunteers, clinical partners, our employees, strategic partners, and Board of Directors, as well as the support of our shareholders. 2022 is an exciting year for Relmada as we continue to focus on advancing REL-1017 as a rapid-acting oral treatment for depression and potentially other CNS disorders. We recognize the high unmet need that exists in depression for a new safe and effective therapy and truly believe that REL-1017 can successfully address this devastating disease. We look forward to providing you with updates on our progress throughout the year. Thank you, again, for your interest in and support of Relmada.

Sincerely,

/s/ Sergio Traversa

Sergio Traversa

Chief Executive Officer

Relmada Therapeutics, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 25, 2022

To the stockholders of Relmada Therapeutics, Inc.,

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Relmada Therapeutics, Inc. to be held in a virtual-only meeting format via live webcast on the Internet on May 25, 2022 at 9:30 a.m. Eastern Time. At the annual meeting you will be asked to vote on the following matters:

•        Proposal 1:    To elect Eric Schmidt, as a Class I director, to serve for a three-year term that expires at the Annual Meeting of Stockholders in 2025, or until his successor is elected and qualified or until his earlier resignation or removal;

•        Proposal 2:    To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

•        Proposal 3:    To approve an amendment to the Relmada Therapeutics, Inc. 2021 Equity Incentive Plan to increase the shares of our common stock available for issuance thereunder by 3.9 million shares; and

•        Proposal 4:    To approve an amendment to our Articles of Incorporation, as amended, to increase the number of authorized shares of common stock from 50,000,000 to 150,000,000.

We also will transact such other business as may properly come before the annual meeting or any adjournments thereof.

The Board of Directors recommends that you vote at the annual meeting “FOR” the election of each nominee as director and “FOR” each of the other proposals set forth in this Notice These items of business are more fully described in the proxy statement that is attached to this Notice. The Board of Directors has fixed the close of business on March 28, 2022 as the “Record Date” for determining the stockholders that are entitled to notice of and to vote at the annual meeting and any adjournments thereof. A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose related to the meeting to the Annual Meeting, by appointment, for a period of ten days before the meeting in person at our corporate offices in Coral Gables, Florida, and in electronic form at the meeting.

It is important that your shares are represented and voted at the meeting. You can vote your shares by completing, signing, and returning your completed proxy card or vote by mail, internet or by fax by following the instructions included in the proxy statement. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the proxy statement.

We are holding the 2022 Annual Meeting of Stockholders in a virtual-only meeting format via live webcast on the Internet. You will not be able to attend at a physical location. Stockholders will be able to join and attend online by logging in at www.virtualshareholdermeeting.com/RLMD2022. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors
/s/ Charles J. Casamento
Coral Gables, FL	Chairman of the Board
April 11, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS

The Proxy Statement and the 2021 Annual Report on Form 10-K are available at

www.relmada.com or www.proxyvote.com

Page
General	1
Questions and Answers	1
Who Can Help Answer Your Questions?	6
Corporate Governance	6
Board Committees	9
Director Compensation	11
Audit Committee Report	12
Directors and Executive Officers	13
Executive Compensation	16
Compensation Discussion & Analysis	16
Compensation Committee Report	21
Summary Compensation Table	22
Employment Agreements	22
Equity Compensation Plan Information	24
Outstanding Equity Awards at December 31, 2021	25
Pension Benefits	26
Potential Payments Under Severance/Change in Control Arrangements	26
Principal Stockholders	28
Certain Relationships and Related Transactions	30
Principal Accounting Fees and Services	31
Proposal 1 — Election of Directors	32
Proposal 2 — Ratification of the Appointment of Marcum LLP	33
Proposal 3 — To approve an amendment to the Relmada Therapeutics, Inc. 2021 Equity Incentive Plan	34
Proposal 4 — To approve an amendment to our Articles of Incorporation, as amended, to increase the number of authorized shares of common stock from 50,000,000 to 150,000,000	43
Other Matters	46
Annual Report on Form 10-K	46
Householding of Proxy Materials	46
Proposals of Stockholders	46
Additional Information	46
Where You Can Find More Information	47

Stockholders Should Read the Entire Proxy Statement Carefully Prior to Returning Their Proxies

i

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Relmada Therapeutics, Inc. for use at our 2022 annual meeting of stockholders to be held in a virtual-only (online) meeting format via live webcast on the Internet on May 25, 2022 at 9:30 a.m. Eastern Time. Voting materials, including this proxy statement and proxy card, are expected to be first delivered to all or our stockholders on or about April 11, 2022.

QUESTIONS AND ANSWERS

Following are some commonly asked questions raised by our stockholders and answers to each of those questions.

What may I vote on at the annual meeting?

At the annual meeting, stockholders will consider and vote upon the following matters:

•        to elect Eric Schmidt, as a Class I director, to serve for a three-year term that expires at the Annual Meeting of Stockholders in 2025, or until his successor is elected and qualified or until his earlier resignation or removal;

•        to ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

•        to approve an amendment to the Relmada Therapeutics, Inc. 2021 Equity Incentive Plan to increase the shares of our common stock available for issuance thereunder by 3.9 million shares; and

•        to approve an amendment to our Articles of Incorporation, as amended, to increase the number of authorized shares of common stock from 50,000,000 to 150,000,000; and

•        such other matters as may properly come before the annual meeting or any adjournments or postponement thereof.

How does the Board of Directors recommend that I vote on the proposals?

Our Board unanimously recommends that the stockholders vote “FOR” the election of each nominee as director and “FOR” each of the other proposals being put before our stockholders at the meeting.

How do I vote?

Whether you plan to attend the online annual meeting or not, our Board urges you to vote by proxy. If you vote by proxy, the individuals named on the proxy card, or your “proxies,” will vote your shares in the manner you indicate. You may specify whether your shares: should be voted for or withheld for the nominees for director; should be voted for, against or abstained with respect to the ratification of the appointment of the Company’s independent registered public accounting firm; and should be voted for, against or abstained with respect to approving the amendment to our stock plan. Voting by proxy will not affect your right to virtually attend the annual meeting. If your shares are registered directly in your name through our transfer agent, Empire Stock Transfer, or you have stock certificates registered in your name, you may submit a proxy to vote:

•        By Internet or by telephone. Follow the instructions attached to the proxy card to submit a proxy to vote by Internet or telephone.

•        By mail. If you received one or more proxy cards by mail, you can vote by mail by completing, signing, and returning the enclosed proxy card applicable to your class of stock in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board.

•        On the day of the meeting, you may go to www.virtualshareholdermeeting.com/RLMD2022, and log in by entering the 16-digit control number found on your proxy card, voting instruction form, or Notice, as applicable. If you do not have your control number, you will be able register as a guest; however, you will not be able to vote or submit questions during the meeting.

Telephone and Internet voting facilities for all stockholders of record will be available 24-hours a day and will close at 11:59 p.m., Eastern Time, on May 24, 2022.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee who is the holder of record), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•        By Internet or by telephone. Follow the instructions you receive from the record holder to vote by Internet or telephone.

•        By mail. You should receive instructions from the record holder explaining how to vote your shares.

How may I attend and participate in the Meeting?

We will be hosting the meeting live via the internet. There will not be a physical location for the meeting. Our virtual meeting allows stockholders to submit questions and comments before and during the meeting. After the meeting, we will spend up to 15 minutes answering stockholder questions. Our virtual format also allows stockholders from around the world to participate and ask questions and for us to give thoughtful responses. Any stockholder can listen to and participate in the meeting live via the internet at www.virtualshareholdermeeting.com/RLMD2022. Stockholders may begin submitting written questions through the internet portal at 9:15 a.m. (Eastern Time) on May 25, 2022, and the webcast of the annual meeting will begin at 9:30 a.m. (Eastern Time) that day.

Stockholders may also vote while connected to the meeting on the Internet. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) in order to be able to vote your shares or submit questions. Instructions on how to connect and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/RLMD2022.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log in page.

If you do not have your control number, you will be able to listen to the meeting only — you will not be able to vote or submit questions.

What happens if additional matters are presented at the annual meeting?

Other than the matters identified in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the person named as proxy holder, Sergio Traversa, PharmD, MBA, our Chief Executive Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting.

What happens if I do not give specific voting instructions?

If you hold shares in your name and you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board on all matters and as the proxy holder may determine in her or his discretion with respect to any other matters properly presented for a vote before the annual meeting. If you hold your shares through a stockbroker, bank or other nominee and you do not provide instructions on how to vote, your stockbroker or other nominee may exercise their discretionary voting power with respect to certain proposals that are considered as “routine” matters. For example, Proposal 2 — Ratification of the appointment of Marcum LLP as our independent registered public accounting firm is considered a routine matter, and thus your stockbroker, bank or other nominee may exercise their discretionary voting power with respect to this Proposal. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform us that it does not have the authority to vote on these matters with respect to your shares. This is generally referred to as a “broker non-vote.” When the vote is tabulated for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to Proposal 1 — the election of Eric Schmidt to our Board of Directors, and Proposal 3 — the amendment to the Relmada Therapeutics, Inc. 2021 Equity Incentive Plan. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the notice.

What is the quorum requirement for the annual meeting?

On March 28, 2022, the Record Date for determining which stockholders are entitled to vote at the annual meeting or any adjournments or postponements thereof, there were 29,369,490 shares of our common stock outstanding which is our only class of voting securities. Each share of common stock entitles the holder to one vote on matters submitted to a vote of our stockholders. Holders of thirty-four percent (34%) of our outstanding stock as of the Record Date must be present at the annual meeting (in person or represented by proxy) in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the annual meeting, if you are present and vote online at the meeting or have properly submitted a proxy card or voted by mail, internet or fax.

How can I change my vote after I return my proxy card?

You may revoke your proxy and change your vote at any time before the final vote at the annual meeting. You may do this by signing a new proxy card with a later date or by attending the annual meeting at www.virtualshareholdermeeting.com/RLMD2022 and voting at the meeting. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote at the annual meeting or specifically request in writing that your prior proxy be revoked.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within our Company or to third parties, except:

•        as necessary to meet applicable legal requirements;

•        to allow for the tabulation of votes and certification of the vote; and

•        to facilitate a successful proxy solicitation.

Any written comments that a stockholder might include on the proxy card may be forwarded to our management.

Where can I find the voting results of the annual meeting?

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by our inspector of elections and reported in a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission, or SEC, within four business days of the date of the annual meeting.

How can I obtain a separate set of voting materials?

To reduce the expense of delivering duplicate voting materials to our stockholders who may have more than one Relmada Therapeutics, Inc. stock account, we are delivering only one Notice to certain stockholders who share an address, unless otherwise requested. If you share an address with another stockholder and have received only one Notice, you may write or call us to request to receive a separate Notice. Similarly, if you share an address with another stockholder and have received multiple copies of the Notice, you may write or call us at the address and phone number below to request delivery of a single copy of this Notice. For future annual meetings, you may request separate Notices, or request that we send only one Notice to you if you are receiving multiple copies, by writing or calling us at:

Relmada Therapeutics, Inc.
Attention: Sergio Traversa, Chief Executive Officer
2222 Ponce de Leon Blvd., 3rd Floor
Coral Gables, Florida 33134
Tel: (786) 629-1376

Who pays for the cost of this proxy solicitation?

We will pay the costs of the solicitation of proxies. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding the voting materials to their customers who are beneficial owners and obtaining their voting instructions. In addition to soliciting proxies by mail, our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally, electronically or by telephone.

How can I obtain a copy of Relmada Therapeutics, Inc.’s 2021 Annual Report on Form 10-K?

You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 by sending a written request to the address listed above under “How can I obtain a separate set of voting materials?” Our 2021 Annual Report on Form 10-K is available by accessing our Investor Relations page at www.relmada.com and our Form 10-K with exhibits is available on the website of the SEC at www.sec.gov.

What is the voting requirement to elect directors?

Directors are elected by a plurality of the votes cast in person or by proxy at the annual meeting and entitled to vote on the election of directors. “Plurality” means that the nominees receiving the greatest number of affirmative votes will be elected as directors, up to the number of directors to be chosen at the meeting. Broker non-votes will not affect the outcome of the election of directors because brokers do not have discretion to cast votes on this proposal without instruction from the beneficial owner of the shares.

What is the voting requirement to approve the other proposals?

The proposal to ratify the appointment of Marcum LLP as our independent registered public accounting firm will be approved if there is a quorum and the votes cast “FOR” the proposal exceeds those cast against the proposal.

The proposal to approve an amendment to our 2021 Equity Inventive Plan to increase the shares authorized under the plan will be approved if there is a quorum and the votes cast “FOR” the proposal exceeds those cast against the proposal.

The proposal to approve an amendment to our Articles of Incorporation, as amended, to increase the number of authorized shares of common stock from 50,000,000 to 150,000,000 requires the votes cast “FOR” the proposal equals at least a majority of the outstanding shares of common stock as of the Record Date.

Abstentions and broker non-votes will be treated as shares that are present, or represented and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. Abstentions will not be counted in determining the number of votes cast in connection with any matter presented at the annual meeting. Broker non-votes will not be counted as a vote cast on any matter presented at the annual meeting.

How many votes are required to approve other matters that may come before the stockholders at the meeting?

An affirmative vote of a majority of the votes cast at the meeting is required for approval of all other items being submitted to the stockholders for their consideration.

How can I communicate with the non-employee directors on the Relmada Therapeutics, Inc. Board of Directors?

The Board of Directors encourages stockholders who are interested in communicating directly with the non-employee directors as a group to do so by writing to the non-employee directors in care of our Chairman of the Board. Stockholders can send communications by mail to:

Charles J. Casamento, Chairman of the Board
Relmada Therapeutics, Inc.
2222 Ponce de Leon Blvd., Floor 3
Coral Gables, Florida 33134

Correspondence received that is addressed to the non-employee directors will be reviewed by our Chairman of the Board or his designee, who will regularly forward to the non-employee directors a summary of all such correspondence and copies of all correspondence that, in the opinion of our Chairman of the Board, deals with the functions of the Board of Directors or committees thereof or that our Chairman of the Board otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by us that is addressed to the non-employee members of the Board of Directors and request copies of any such correspondence.

WHO CAN HELP ANSWER YOUR QUESTIONS?

You may seek answers to your questions by calling Sergio Traversa, our Chief Executive Officer at (786) 629-1376.

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors oversees our business affairs and monitors the performance of management. In accordance with our corporate governance principles, the Board of Directors does not involve itself in day-to-day operations of the Company. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and by reading the reports and other materials that we send them and by participating in Board of Directors and committee meetings. Our directors hold office until their successors have been elected and duly qualified unless the director resigns or by reason of death or other cause is unable to serve in the capacity of director. Biographical information about our directors is provided in “Election of Director — Proposal No. 1” on page 32.

Director Independence

We use the definition of “independence” of The Nasdaq Stock Market to make this determination. Nasdaq Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq listing rules provide that a director cannot be considered independent if:

•        the director is, or at any time during the past three years was, an employee of the Company;

•        the director or a family member of the director accepted any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•        a family member of the director is, or at any time during the past three years was, an executive officer of the Company;

•        the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•        the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity; or

•        the director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the Company’s audit.

Our common stock is currently listed on the Nasdaq Global Select Market under the ticker symbol RLMD with a requirement that a majority of our Board of Directors be independent. Under the above-mentioned Nasdaq Global Select Market director independence rules, we believe that Charles J. Casamento, MBA, Eric Schmidt, John Glasspool and Paul Kelly, MBA qualify as independent directors of the Company.

Board Leadership Structure

Our Board of Directors has a policy that calls for the leadership role of the Board of Directors and Company management, namely the Chairman of the Board of Directors and the Chief Executive Officer, to be separate as it believes that the most effective leadership structure for us at this time is not to have these roles combined. Sergio

Traversa, PharmD, MBA serves as our Chief Executive Officer and Charles J. Casamento, R.Ph, MBA is our Chairman of the Board. We believe this structure of having a separate Chief Executive Officer and Chairman of the Board provides proper oversight of the Company and its operations.

Board Risk Oversight

Risk management is primarily the responsibility of the Company’s management; however, the Board of Directors has responsibility for overseeing management’s identification and management of those risks. The Board of Directors considers risks in making significant business decisions and as part of the Company’s overall business strategy. The Board of Directors and its committees, as appropriate, discuss and receive periodic updates from senior management regarding significant risks, if any, to the Company in connection with the annual review of the Company’s business plan and its review of budgets, strategy and major transactions.

Board of Directors Meetings and Attendance

During the fiscal year ended December 31, 2021, the Board of Directors held 5 meetings. All directors attended the board meetings.

Code of Ethics and Business Conduct

We adopted a Code of Ethics and Business Conduct that applies to all of our directors, officers and employees, including our principal executive officer and principal financial and accounting officer. A copy of the Code of Ethics and Business Conduct is available on the Company’s website, under About Relmada using the tab Governance/Compliance at www.relmada.com. We will post on our website any amendment to our Code of Ethics and Business Conduct or waivers of our Code of Ethics and Business Conduct for directors and executive officers.

Communications with Directors

The Board of Directors has procedures for stockholders to send communications to individual directors or the non-employee directors as a group. Written correspondence should be addressed to the director or directors in care of Charles J. Casamento, Chairman of the Board of Relmada Therapeutics, Inc., 2222 Ponce de Leon Blvd., Floor 3, Coral Gables, Florida 33134. Correspondence received that is addressed to the non-employee directors will be reviewed by our Chairman of the Board or his designee, who will regularly forward to the non-employee directors a summary of all such correspondence and copies of all correspondence that, in the opinion of our Chairman of the Board, deals with the functions of the Board of Directors or committees thereof or that the Chairman of the Board otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by Relmada Therapeutics, Inc. that is addressed to the non-employee members of the Board of Directors and request copies of any such correspondence. You may also contact individual directors by calling our principal executive offices at (786) 629-1376.

Legal Proceedings

None of the Company’s current directors or executive officers have been involved, in the past ten years and in a manner material to an evaluation of such director’s or officer’s ability or integrity to serve as a director or executive officer, in any of those “Certain Legal Proceedings” more fully detailed in Item 401(f) of Regulation S-K, which include but are not limited to, bankruptcies, criminal convictions and an adjudication finding that an individual violated federal or state securities laws.

Because of the size of the Board of Directors and the historically small turnover of its members, the Board of Directors and independent directors (with respect to selecting and nominating independent directors) address the need to retain members and fill vacancies after discussion among current members. Accordingly, the Board of Directors and Corporate Governance and Nominating Committee have determined that it is appropriate not to have such a policy at this time.

Whistle Blowing Policy

We have adopted a Company Whistle Blowing Policy, for which a copy will be provided to any person requesting same without charge. To request a copy of our Whistle Blowing Policy please make written request to our Chief Executive Officer, at Relmada Therapeutics, Inc., 2222 Ponce de Leon Blvd., Floor 3, Coral Gables, Florida 33134. We believe our Whistle Blowing Policy is reasonably designed to provide an environment where our employees and consultants may raise concerns about any and all dishonest, fraudulent or unacceptable behavior, which, if disclosed, could reasonably be expected to raise concerns regarding the integrity, ethics or bona fides of the Company.

Compliance with Section 16(a) of the Exchange Act

Based solely upon a review of copies of such forms filed on Forms 3, 4 and 5, and amendments thereto furnished to us, we believe that as of the date of this Report, our executive officers, directors and greater than 10 percent beneficial owners have complied on a timely basis with all Section 16(a) filing requirements.

BOARD COMMITTEES

Our Board of Directors has formed three standing committees: audit, compensation, and nominating and corporate governance. Actions taken by our committees are reported to the full board. Each of our committees has a charter and each charter is posted on our website.

Audit Committee	Corporate Governance and Nominating Committee	Compensation Committee
Eric Schmidt*	John Glasspool*	Paul Kelly*
Charles J. Casamento	Charles J. Casamento	Charles J. Casamento
Paul Kelly	Eric Schmidt	John Glasspool

____________

*        Indicates committee chair

Audit Committee

Our Audit Committee, which currently consists of three directors, provides assistance to our Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, financial reporting, internal control and compliance functions of the Company. The committee met four times in 2021 and has a charter which is reviewed annually. Our Audit Committee employs an independent registered public accounting firm to audit the financial statements of the Company and perform other assigned duties. Further, our Audit Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of our internal controls. In discharging its responsibilities, our audit committee may rely on the reports, findings and representations of the Company’s auditors, legal counsel, and responsible officers. Our Board of Directors has determined that all members of the Audit Committee are financially literate within the meaning of SEC rules and under the current listing standards of The Nasdaq Stock Market. Eric Schmidt is the chairman of the Audit Committee.

Corporate Governance and Nominating Committee

Our Board of Directors has a Corporate Governance and Nominating Committee composed of John Glasspool, Charles J. Casamento and Eric Schmidt. Mr. Glasspool serves as the chairman of the committee. The committee is charged with the responsibility of reviewing our corporate governance policies and with proposing potential director nominees to the board of directors for consideration. The committee met four times in 2021 and has a charter which is reviewed annually. All members of the Nominating and Corporate Governance Committee are independent directors as defined by the rules of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee will assess all director nominees using the same criteria. During 2021, we did not pay any fees to any third parties to assist in the identification of nominees. During 2021, we did not receive any director nominee suggestions from stockholders.

Compensation Committee

Our Compensation Committee, which currently consists of three directors, establishes executive compensation policies consistent with the Company’s objectives and stockholder interests. The committee met once in 2021 and has a charter which is reviewed annually. Our Compensation Committee also reviews the performance of our executive officers and establishes, adjusts and awards compensation, including incentive-based compensation, as more fully discussed below. In addition, our compensation committee generally is responsible for:

•        establishing and periodically reviewing our compensation philosophy and the adequacy of compensation plans and programs for our directors, executive officers and other employees;

•        overseeing our compensation plans, including the establishment of performance goals under the Company’s incentive compensation arrangements and the review of performance against those goals in determining incentive award payouts;

•        overseeing our executive employment contracts, special retirement benefits, severance, change in control arrangements and/or similar plans;

•        acting as administrator of any Company stock option plans; and

•        overseeing the outside consultant, if any, engaged by the Compensation Committee.

Our Compensation Committee periodically reviews the compensation paid to our non-employee directors and the principles upon which their compensation is determined. The compensation committee also periodically reports to the board on how our non-employee director compensation practices compare with those of other similarly situated public corporations and, if the Compensation Committee deems it appropriate, recommends changes to our director compensation practices to our Board of Directors for approval.

Outside consulting firms retained by our Compensation Committee and management also will, if requested, provide assistance to the Compensation Committee in making its compensation-related decisions.

DIRECTOR COMPENSATION

Non-management Directors of the Company receive a quarterly cash retainer of $15,000 per calendar quarter for their service on the Board of Directors. They also receive reimbursement for out-of-pocket expenses and certain directors have received stock option grants for shares of Company common stock as described below. Our Chairman of the Board receives additional compensation of $57,000 per year for his role as chairman.

Board committee members will receive the following annual compensation for committee participation:

BOD Committee	Chairman	Member
Audit	$20,000	$9,000
Compensation	$14,500	$7,000
Corporate Governance and Nominating	$14,500	$7,000

The following table sets forth the compensation of our directors for the years ended December 31, 2021:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(a)	All Other Compensation	Total
Charles J. Casamento	$140,000	$—	$4,918,550	$—	$5,058,550
Paul Kelly	$83,500	$—	$8,505,900	$—	$8,589,400
Eric Schmidt	$87,000	$—	$4,918,550	$—	$5,005,550
John Glasspool	$81,500	$—	$4,918,550	$—	$5,000,050

The following table sets forth the compensation of our directors for the years ended December 31, 2020:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(a)	All Other Compensation	Total
Charles J. Casamento	$140,000	$—	$—	$—	$140,000
Paul Kelly	$83,500	$—	$—	$—	$83,500
Eric Schmidt	$87,000	$—	$—	$—	$87,000
John Glasspool	$81,500	$—	$—	$—	$81,500

____________

(a)      This column shows the grant date fair value of awards computed in accordance with stock-based compensation accounting rules Accounting Standards Codification Topic 718.

AUDIT COMMITTEE REPORT*

The Audit Committee of the Board of Directors (the “Audit Committee”) was formed in July 2015. The Audit Committee is composed of the following three directors: Eric Schmidt, Charles Casamento and Paul Kelly, each of whom is “independent” as defined by the rules of The Nasdaq Stock Market. Mr. Schmidt serves as chairman of the Audit Committee.

Management is responsible for the Company’s financial statements, financial reporting process and systems of internal accounting and financial reporting control. The Company’s independent auditor is responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to oversee all aspects of the financial reporting process on behalf of the Board of Directors. The responsibilities of the Audit Committee also include engaging and evaluating the performance of the accounting firm that serves as the Company’s independent auditor.

The Audit Committee discussed with the Company’s independent auditor, with and without management present, such auditor’s judgments as to the quality, not just acceptability, of the Company’s accounting principles, along with such additional matters required to be discussed under the Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communication with Audit Committees.” The Audit Committee has discussed with the independent auditor, the auditor’s independence from the Company and its management, including the written disclosures and the letter submitted to the Audit Committee by the independent auditor as required by the Public Company Accounting Oversight Board Rule 3526, “Communications with Audit Committees Concerning Independence.”

In reliance on such discussions with management and the independent auditor, review of the representations of management and review of the report of the independent to the Audit Committee, the Audit Committee recommended (and the Board approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The Audit Committee and the Board of Directors have also, respectively, recommended and approved the selection of the Company’s current independent auditor, which approval is subject to ratification by the Company’s stockholders.

Submitted by:
Audit Committee of the Board of Directors

/s/ Eric Schmidt Chairman of the Audit Committee

/s/ Charles Casamento

/s/ Paul Kelly

____________

*        The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, or the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth information about our directors and executive officers as of March 31, 2022:

Name	Age	Position
Sergio Traversa	61	Chief Executive Officer, and Director
Maged Shenouda	57	Chief Financial Officer
Charles Ence	62	Chief Accounting and Compliance Officer
Charles J. Casamento	75	Chairman of the Board and Director
Paul Kelly	63	Director
Eric Schmidt	52	Director
John Glasspool	59	Director

Sergio Traversa has been our Chief Executive Officer and director since April 2012. Mr. Traversa was our Interim Chief Financial Officer from February 2017 to July 2019. Previously, from January 2010 to April 2012 he was the Chief Executive Officer of Medeor Inc., a spinoff pharmaceutical company from Cornell University. From January 2008 to January 2010, Mr. Traversa was a partner at Ardana Capital. Mr. Traversa has over thirty years of experience in the healthcare sector in the United States and Europe, ranging from management positions in the pharmaceutical industry to investing and strategic advisory roles. He has held financial analyst, portfolio management and strategic advisory positions at large U.S. investment firms specializing in healthcare, including Mehta & Isaly, ING Barings, Merlin BioMed and Rx Capital. In Europe, he held the position of Area Manager for Southern Europe of Therakos Inc., a cancer and immunology division of Johnson & Johnson. Prior to Therakos, Mr. Traversa was at Eli Lilly, where he served as Marketing Manager of the Hospital Business Unit. He was also a member of the CNS (Central Nervous System) team at Eli Lilly, where he participated in the launch of Prozac and the early development of Zyprexa and Cymbalta. Mr. Traversa started his career as a sales representative at Farmitalia Carlo Erba, now part of Pfizer. Mr. Traversa served as a board member of Actinium Pharmaceuticals, Inc. Mr. Traversa holds a Laurea degree in Pharmacy from the University of Turin (Italy) and an MBA in Finance and International Business from the New York University Leonard Stern School of Business. As our Chief Executive Officer, Mr. Traversa is our most senior executive and as such provides our Board of Directors with the greatest insight into our business and the challenges and material risks it faces. Mr. Traversa has approximately 30 years of healthcare industry experience and is especially qualified to understand the risks and leadership challenges facing a growing pharmaceutical company from a senior management and financial expertise perspective led us to conclude that Mr. Traversa should serve as Chief Executive Officer and Director of the Company.

Maged Shenouda has been our Chief Financial Officer since January 2020. He was also our director from November 2015 to January 2020. During his time as a director with the Company Mr. Shenouda was a member of the Audit Committee and Compensation Committee, and Chairman of the Corporate Governance and Nominating Committee. Mr. Shenouda has over 25 years of biotechnology and equity research experience. From September 2017 to November 2019, Mr. Shenouda was the Chief Financial Officer of AzurRx Biopharma, Inc. where he also served as a Director from October 2015 to October 2019. Prior to this Mr. Shenouda was the Head of Business Development and Licensing at Retrophin, Inc. from January 2014 to November 2014. Prior to that, he spent the bulk of his career as an equity analyst. He has held senior level positions at UBS, JP Morgan and Stifel Nicolaus, covering a broad range of small and large capitalization biotechnology companies. Mr. Shenouda started his sell-side equity research career at Citigroup and Bear Stearns where his coverage universe focused on U.S and European pharmaceutical companies. Before entering Wall Street, he was a management consultant with PricewaterhouseCoopers Pharmaceutical Consulting practice and also spent time in pharmaceutical sales, having worked as a hospital representative and managed care specialist for Abbott Laboratories Pharmaceutical Products Division. He earned a B.S. in Pharmacy from St. John’s University and is a registered pharmacist in New Jersey and California. He also received an M.B.A from Rutgers Graduate School of Management.

Charles Ence was appointed as our Chief Accounting and Compliance Officer in January 2020. Prior to this he was our Chief Financial Officer from July 29, 2019 to January 9, 2020. From October 2018 until June 2019, Mr. Ence was Corporate Controller of New Age Beverages Corp/Xing Beverages, LLC (“New Age”) located in Denver, Colorado. From August 2003 until October 2018, Mr. Ence was Chief Financial Officer of New Age. He managed all the financial affairs of New Age and their other portfolio companies helping lead the firm into becoming one of the top 100 non-alcoholic beverage companies worldwide. He helped guide the expansion of the business to ultimately penetration of 46 states domestically and 10 countries internationally, with consistent growth and profitability throughout his tenure. Prior to New Age, Mr. Ence was a senior executive, Planning Manager and Director of Finance for Quantum Corp. Following Quantum he served as a Director of Finance and Investor Relations at On Command Corp. Mr. Ence began his career at PepsiCo. During his 12 years at PepsiCo, Mr. Ence served as a financial analyst, planning supervisor, planning and analysis manager and ultimately controller.

He received his Bachelor of Arts in Business Administration and Accounting from Southern Utah University in 1984, and obtained a Master’s in Business Administration in Finance from Arizona State University School of Business in 1985.

Board of Directors

Charles J. Casamento has been our Chairman of the Board since June 2017 and a director since July 2015. Mr. Casamento is a member of our Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee. Since 2007 Mr. Casamento is Executive Director and Principal of The Sage Group, a health care advisory group specializing in business development strategies and transactions. Prior to The Sage Group he was President and CEO of Osteologix from October 2004 until April 2007.

Earlier in his career, Mr. Casamento was Senior Vice President & General Manager for Pharmaceuticals and Biochemicals at Genzyme. In 1993, Mr. Casamento joined RiboGene as Chairman, President and CEO. He took the Company public and completed several major corporate collaborations and R&D collaboration agreements as well as a merger with a public corporation in 1998 to form Questcor Pharmaceuticals, where he was Chairman, CEO and President until August 2004.

Prior to joining Genzyme in 1985 Mr. Casamento has held a number of marketing, sales, finance and business development positions with Novartis, Hoffmann-LaRoche, Johnson & Johnson and American Hospital Supply Corporation where he was Vice President of Business Development and Strategic Planning for the Critical Care Division from January 1983 until May 1985.

Mr. Casamento currently serves as an Independent Director for First Wave Biopharma, Inc. and Eton Pharmaceuticals, Inc. During his career he has served on the boards of twelve public companies and two private companies. A graduate of Fordham University in New York City and Iona College in New Rochelle, New York. Mr. Casamento has a degree in Pharmacy and an MBA. Mr. Casamento brings over 35 years of biotechnology experience to our Board of Directors, having served in various senior positions over the course of his career, and that he has developed significant management and leadership skills relating to the pharmaceutical industry, led us to conclude that Mr. Casamento should serve as a director.

Paul Kelly has been a director of the Company since November 2015. Mr. Kelly is also Chairman of the Compensation Committee, and a member of the Audit Committee and Corporate Governance and Nominating Committee. Mr. Kelly has been actively involved as an analyst, consultant and investor in the biotechnology sector for the past twenty years. He began as an equity analyst at Mabon Securities in 1993, and served in the same capacity at UBS Securities, Volpe, Brown, Whalen, ING Securities and Merrill Lynch. Mr. Kelly was named to the inaugural Fortune magazine All Star Analyst team in 2000. Subsequently, since 2007 Mr. Kelly has engaged in consulting for both private and public biotechnology companies and for hedge funds. He currently manages his own investments and continues his industry consulting activities. Mr. Kelly has advised Spring Bank Pharmaceuticals, Inc. and VisionGate, Inc. Mr. Kelly holds an A.B. in Biochemistry from Brown University, from which he was graduated magna cum laude, Sigma Xi and Phi Beta Kappa. He attended the University of Rochester School of Medicine and received an M.B.A. in Finance from the William E. Simon School at the University of Rochester. That Mr. Kelly brings over 25 years of biotechnology experience to our Board of Directors, having served in various executive-level positions over the course of his career, and that he has developed significant management and leadership skills relating to the pharmaceutical industry, led us to conclude that Mr. Kelly should serve as a director.

Eric Schmidt has been a Director of the Company since December 19, 2019. Dr. Schmidt is also the Chairman of the Company’s Audit Committee and a member of the Company’s Corporate Governance and Nominating Committee. He has served as the Chief Financial Officer of Allogene Therapeutics, Inc. since June 2018. Prior to joining Allogene Therapeutics, Dr. Schmidt was a Managing Director and Senior Research Analyst at Cowen and Company, LLC. He joined Cowen as a Research Analyst in 1998 where he covered biotechnology stocks until June 2018. He was previously a Vice President and Research Analyst for UBS Securities. Before joining UBS in 1995, he co-founded Cambridge Biological Consultants, a scientific consulting and research firm. Dr. Schmidt obtained a Bachelor of Arts in Chemistry from the University of Pennsylvania and a Ph.D. in Biology from the Massachusetts Institute of Technology. That Dr. Schmidt brings over 25 years of biotechnology and financial experience to our Board of Directors, having served in various executive-level positions over the course of his career, and that he has developed significant management and leadership skills relating to the pharmaceutical industry led us to conclude that Dr. Schmidt should serve as a director.

John Glasspool has been a Director of the Company since December 19, 2019. Mr. Glasspool is also a member of the Company’s Compensation Committee and Chairman of the Company’s Corporate Governance and Nominating Committee. He has been CEO and member of the Board of Directors of Anthos Therapeutics since February 2019. He is also has been a member of the Board of Directors of Dalcor Corporation since May 2017, and a senior advisor to MIT since October 2016. From June 2017 to October 2018, he was a consultant for Roivant Sciences. From July 2015 to January 2017, Mr. Glasspool was the Executive Vice President, Head of Corporate Strategy and Customer Operations at Baxalta Incorporated, formerly Baxter BioScience. From August 2012 to June 2015, he was Vice President, Emerging Therapies and Market Development at Baxter Bioscience. Mr. Glasspool obtained a Bachelor of Arts degree from the University of Staffordshire and a degree in Business Administration from Oxford University. That Mr. Glasspool brings over 25 years of biotechnology experience to our Board of Directors, having served in various executive-level positions over the course of his career, and that Mr. Glasspool has developed significant management and leadership skills relating to the pharmaceutical industry led us to conclude that Mr. Glasspool should serve as a director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion provides compensation information under SEC rules and may contain statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution stockholders not to apply these statements to other contexts.

Executive Summary

Our Compensation Committee is responsible for overseeing our compensation programs, plans and policies; administering our equity incentive plans; reviewing and approving annually all compensation decisions relating to our executive officers other than our Chief Executive Officer; and making recommendations to the full Board of Directors regarding compensation for our Chief Executive Officer and for the Board of Directors. The Compensation Committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself. Our Compensation Committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions.

This Compensation Discussion and Analysis discusses the principles underlying our policies and decisions with respect to the compensation of our named executive officers (NEOs), and all material factors relevant to an analysis of these policies and decisions. Our NEOs for the fiscal year ended on December 31, 2021 are:

—     Sergio Traversa, PharmD, MBA, our Chief Executive Officer;

—     Maged Shenouda, our Chief Financial Officer; and

—     Charles Ence, our Chief Accounting and Compliance Officer.

Corporate Highlights for 2021 and Priorities and Milestones for 2022

Fiscal 2021 was a year of building and significant operational and regulatory accomplishments for our Company. As discussed in more detail below, our executive compensation program is designed to align the interests of our stockholders, officers and employees by tying compensation to individual and Company performance, including the achievement of certain business goals or milestones. The following summarizes key highlights and accomplishments for fiscal 2021 and 1st quarter of 2022:

•        Started RELIANCE II, the second of two sister pivotal Phase 3 clinical trials (RELIANCE I and RELIANCEII) of REL-1017, as an adjunctive treatment for MDD.

•        Started RELIANCE III, the ongoing monotheraphy trial for REL-1017.

•        Announced top-line results that showed REL-1017 showed a highly statistically significant difference in abuse potential versus oxycodone with a p-values less than .001, and were statistically equivalent to placebo.

•        During first quarter of 2022, we announced top-line results that showed that REL-1017 demonstrated a substantial (30+ points) and statistically significant difference vs. the active control drug, intravenous ketamine 0.5 mg/kg over 40 minutes, and were statistically equivalent to placebo.

In addition, the Company has outlined the following expected key strategic priorities and milestones for 2022:

•        Results of RELIANCE III monotherapy MDD trial in mid-2022.

•        Results of RELIANCE I and RELIANCE II adjunctive MDD trials in the third and fourth quarter 2022, respectively.

•        Results of RELIANCE — OLS (Long-term, Open-label) study in MDD in the fourth quarter of 2022.

Stockholder Engagement

In evaluating our executive compensation program, the Compensation Committee considers a number of factors, as discussed in this Compensation Discussion and Analysis section, including any feedback we receive from our stockholders about our executive compensation program.

In 2021, our stockholders voted on an advisory basis with respect to our compensation program for named executive officers. Of the votes cast (excluding abstentions and broker non-votes), 93.4% were cast in support of the program. While this vote was a non-binding advisory vote, our Compensation Committee believes that the stockholders, through this advisory vote, generally endorsed our compensation philosophy and principles. As a result, our Compensation Committee decided to maintain our general approach to executive compensation and made no significant changes to our executive compensation program since our 2021 annual meeting.

Objectives of Our Compensation Program

Our compensation program for executive officers is designed to align the interests of our stockholders, officers and employees by tying compensation to individual and Company performance, both directly in the form of salary or annual cash incentive payments, and indirectly in the form of equity awards. The objectives of our compensation program enhance our ability to:

•        align pay with performance with the interests of stockholders by linking a portion of total compensation to the achievement of Company-wide performance criteria;

•        attract and retain qualified and talented individuals; and

•        provide reasonable and appropriate incentives and rewards to our team for building long-term value within our Company, in each case in a manner comparable and competitive with the compensation policies of companies similar to ours.

In addition, we strive to be competitive with other similarly situated companies in our industry. The process of developing pharmaceutical products and bringing those products to market is a long-term proposition and outcomes may not be measurable for several years. Therefore, in order to build long-term value for our Company and its stockholders, and in order to achieve our business objectives, we believe that we must compensate our officers and employees in a competitive and fair manner that reflects current Company activities but also reflects contributions to building long-term value.

The Company maintains an ongoing commitment to good corporate governance principles and strong performance orientation in our compensation program by proactively reviewing our policies and program design.

Compensation Philosophy

Our Compensation Committee believes that a well-designed compensation program should align executive interests with the drivers of growth and stockholder returns, including by supporting the Company’s achievement of its primary business goals and the Company’s ability to attract and retain employees whose talents, expertise, leadership, and contributions are expected to build and sustain growth in long-term stockholder value. As a result, we maintain a strong pay-for-performance orientation in our compensation program.

To achieve these objectives, our Compensation Committee reviews our compensation policies and program design overall to ensure that they are aligned with the interests of our stockholders and our business goals, and that the total compensation paid to our employees and directors is fair, reasonable and competitive for our size and stage of development. Specifically, our Compensation Committee targets base salaries, annual cash bonuses, and annual long-term equity incentive awards for our executive officers around the market median for our peer group, with variability in actual payments based on corporate and individual performance.

Executive Compensation Elements

Key elements of our compensation programs include the following:

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of our (NEOs) as well to provide a secure base of cash compensation and recognize the competitive nature of the biopharmaceutical industry. This is determined partially by evaluating our peer companies as well as the degree of responsibility and experience levels of our NEOs and their overall contributions to our Company. Base salary is one component of the compensation package for NEOs; the other components being cash bonuses, annual equity grants and Company benefit programs. Base salary is determined in advance whereas the other components of compensation are awarded in varying degrees following an assessment of the performance of a NEO. This approach to compensation reflects the philosophy of our Board of Directors and its Compensation Committee to emphasize and reward, on an annual basis, performance levels achieved by our NEOs.

Performance Bonus Plan

We have a performance bonus plan under which bonuses are paid to our NEOs based on achievement of Company performance goals and objectives established by the Compensation Committee and/or our Board of Directors, as well as on individual performance. The bonus program is discretionary and is intended to: (i) strengthen the connection between individual compensation and our Company’s achievements; (ii) encourage teamwork among all disciplines within our Company; (iii) reinforce our pay-for-performance philosophy by awarding higher bonuses to higher performing employees; and (iv) help ensure that our cash compensation is competitive. Depending on the cash position of the Company, the Compensation Committee and our Board of Directors have the discretion to not pay cash bonuses in order that we may conserve cash and support ongoing development programs and commercialization efforts. Regardless of our cash position, we consistently grant annual merit-based stock options to continue incentivizing both our senior management and our employees.

Based on their employment agreements, each NEO is assigned a target payout under the performance bonus plan, expressed as a percentage of base salary for the year. Actual payouts under the performance bonus plan are based on the achievement of corporate performance goals and an assessment of individual performance, each of which is separately weighted as a component of such officer’s target payout. For the NEOs, the corporate goals receive the highest weighting in order to ensure that the bonus system for our management team is closely tied to our corporate performance. Each employee also has specific individual goals and objectives as well that are tied to the overall corporate goals. For employees, mid-year and end-of-year progress should be reviewed with the employees’ managers.

Long-Term Equity Incentive Compensation

We view long-term compensation, currently in the form of stock options and restricted stock generally vesting in annual increments over four years and/or vesting as certain milestones are achieved, as a tool to align the interests of our NEOs and employees generally with the creation of stockholder value, to motivate our employees to achieve and exceed corporate and individual objectives and to encourage them to remain employed by the Company. While cash compensation is a significant component of employees’ overall compensation, the Compensation Committee and our Board of Directors (as well as our NEOs) believe that the driving force of any employee working in a small biotechnology company should be strong equity participation. We believe that this now only creates the potential for substantial longer term corporate value but also serves to motivate employees and retain their loyalty and commitment with appropriate personal compensation.

Other Compensation

In addition to the main components of compensation outlined above, we also provide contractual severance and/or change in control benefits to our NEOs. The change in control benefits for all applicable persons have a “double trigger.” A double-trigger means that the executive officers will receive the change in control benefits described in the agreements only if there is both (1) a Change in Control of our Company (as defined in the agreements) and (2) a termination by us of the applicable person’s employment “without cause” or a resignation by the applicable persons for “good reason” (as defined in the agreements) within a specified time period prior to or following the Change in Control. We believe this double trigger requirement creates the potential to maximize stockholder value because it prevents an unintended windfall to management as no benefits are triggered solely in the event of a Change in Control while providing appropriate incentives to act in furtherance of a change in control that may be in the best interests of the stockholders. We believe these severance or change in control benefits are important elements of our compensation program that assist us in retaining talented individuals at the executive and senior managerial levels and that these arrangements help to promote stability and continuity of our executives and senior management team. Further, we believe that the interests of our stockholders will be best served if the interests of these members of our management are aligned with theirs. We believe that providing change in control benefits lessens or eliminates any potential reluctance of members of our management to pursue potential change in control transactions that may be in the best interests of the stockholders. We also believe that it is important to provide severance benefits to members of our management, to promote stability and focus on the job at hand.

We also provide benefits to the executive officers that are generally available to all regular full-time employees of our Company, including our medical and dental insurance, and a 401(k) plan. At this time, we do not provide any perquisites to any of our NEOs. Further, we do not have deferred compensation plans, pension arrangements or post-retirement health coverage for our executive officers or employees. All of our employees not specifically under contract are “at-will” employees, which means that their employment can be terminated at any time for any reason by either us or the employee. Our CEO, CFO and CAO each has an employment agreement that provides lump sum compensation in the event of the termination without cause or, under certain circumstances, upon a Change in Control.

Determination of Compensation Amounts

A number of factors impact the determination of compensation amounts for our NEOs, including the level of responsibility of the individual officer and the officer’s performance, length of service with the Company, competition for talent, individual compensation package, and assessments of internal pay equity and industry data. Stock price performance has generally not been a factor in determining annual compensation because the price of our common stock is subject to a variety of factors outside of our control.

Defining and Comparing Compensation to Market Benchmarks

We engage external compensation consultants to establish and maintain a list of peer companies to best assure ourselves that we are compensating our executives on a fair and reasonable basis. We also utilize compensation consultants to provide data for below-executive level personnel, which data focuses on similarly-sized bio-tech companies. The availability of peer data is used by the Compensation Committee strictly as a guide in determining compensation levels with regard to salaries, cash bonuses and performance related annual equity grants to all employees. However, the availability of these data does not imply that the Compensation Committee is under any obligation to exactly follow peer companies in compensation matters.

In evaluating the total compensation of our named executive officers, our Compensation Committee reviews publicly available compensation data and survey data provided by our compensation consultant from a peer group of publicly traded, national and regional companies in the biopharmaceutical and biotechnology industries. Our Compensation Committee establishes our peer group, based on the recommendation of our compensation consultant, using a balance of the following criteria:

•        companies whose number of employees, stage of development and market capitalization are similar, though not necessarily identical, to ours;

•        companies with similar executive positions to ours;

•        companies against which we believe we compete for executive talent; and

•        public companies based in the United States whose compensation and financial data are available in proxy statements or through widely available compensation surveys.

In determining the 2022 base salaries, cash bonus opportunities and equity grants for our named executive officers, our Compensation Committee relied on the following peer group, prepared by external and independent compensation consultants and approved by the Compensation Committee in December 2021, which we call our 2022 Peer Group:

•        Alector Inc.

•        Axsome Therapeutics Inc.

•        Brainstorm Cell Therapeutics

•        Cara Therapeutics Inc.

•        Cytokinetics Inc.

•        Homology Medicines Inc.

•        Marinus Pharmaceuticals Inc.

•        Ovid Therapeutics Inc.

•        Revance Therapeutics Inc.

•        Sage Therapeutics

•        Voyager Therapeutics Inc.

•        Wave Life Sciences Ltd

Compensation Objectives

Our compensation programs are designed to attract, motivate and retain qualified and talented executives, motivating them to achieve our business goals and rewarding them for superior short- and long-term performance. In particular, our compensation programs are intended to reward the achievement of corporate performance against specified pre-determined quantitative and qualitative goals and objectives and individual performance in helping to achieve those goals and objectives and advance the business and to align the interests of our leadership team with those of our stockholders.

Determination of Base Salaries

As a guideline for NEO base salary, we perform formal benchmarks against respective comparable positions in our established peer group. We adjust salaries based on our assessment of our NEOs’ levels of responsibility, experience, overall compensation structure and individual performance. The Compensation Committee is not obliged to raise salaries purely on the availability of data. Merit-based increases to salaries of executive officers are based on our assessment of individual performance and the relationship to applicable salary ranges. Cost of living adjustments may also be a part of that assessment.

Performance Bonus Plan

Concurrently with the beginning of each calendar year, preliminary corporate goals that reflect our business priorities for the coming year are prepared by the CEO with input from the other executive officers. These goals are weighted by relative importance. The draft goals and proposed weightings are presented to the Compensation Committee and the Board and discussed, revised as necessary, and then approved by our board of directors.

The Compensation Committee then reviews the final goals and their weightings to determine and confirm their appropriateness for use as performance measurements for purposes of the bonus program. The goals and/or weightings may be re-visited during the year and potentially restated in the event of significant changes in corporate strategy or the occurrence of significant corporate events. Following the agreement of our Board of Directors on the corporate objectives, the goals are then shared with all employees in a formal meeting(s), and are reviewed periodically throughout the year.

Equity Grant Practices

All stock options and/or restricted stock granted to the NEOs and other executives are approved by the Board of Directors and the Compensation Committee. Exercise prices for options are set at the closing price of our common stock on the date of grant. Grants are generally made: (i) on the employee’s start date and (ii) at Board of Director meetings held each February and following annual performance reviews. However, grants have been made at other times during the year. The size of year-end grants for each NEO is assessed against our internal equity guidelines. Current market conditions for grants for comparable positions and internal equity may also be assessed. Also, grants may be made in connection with promotions or job related changes in responsibilities. In addition, on occasion, the Compensation Committee may make additional special awards for extraordinary individual or Company performance.

Compensation Setting Process

At the December 17, 2021 meeting of our Board of Directors and the Compensation Committee, overall corporate performance and relative achievement of the corporate goals for the prior year were assessed. The relative achievement of each goal was assessed and quantified and the summation of the individual components results in a corporate goal rating, expressed as percentages. The Compensation Committee then approved the final disbursement of salary increases, cash bonuses and option or restricted stock grants.

The Compensation Committee looked to the CEOs performance assessments of the other NEOs and his recommendations regarding a performance rating for each, as well as input from the other members of our Board of Directors. These recommendations may have been adjusted by the Compensation Committee prior to finalization. For the Chief Executive Officer, the Compensation Committee evaluated his performance, taking into consideration input from the other members of our Board of Directors, and considered the achievement of overall corporate objectives by both the Chief Executive Officer specifically and the Company generally. The CEO was not present during the Compensation Committee’s deliberations regarding his compensation.

The Compensation Committee has the authority to directly engage, at our Company’s expense, any compensation consultants or other advisors that it deems necessary to determine the amount and form of employee, executive and director compensation. In determining the amount and form of employee, executive and director compensation, the Compensation Committee has reviewed and discussed historical salary information as well as salaries for similar positions at comparable companies. However, the availability of this data does not imply that the Compensation Committee is under any obligation to exactly follow peer companies’ compensation practices.

NEOs may have indirect input in the compensation results for other executive officers by virtue of their participation in the performance review and feedback process for the other executive officers

Compensation Committee Report

Our Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis (“CD&A”) included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in the proxy statement.

Submitted by:
The Compensation Committee of the Board of Director

/s/ Paul Kelly, Chairman of the Compensation Committee
/s/ Charles J. Casamento
/s/ John Glasspool

Summary Compensation Table

The following table, footnotes, and narratives provides information regarding the compensation earned by our NEOs during the years ended December 31, 2021 and 2020:

Name/Position	Year	Salary	Bonus	Option Awards (a)	All other compensation (b)	Total
Sergio Traversa(1)	12/31/2021	$630,000	$315,000	$34,882,164	$—	$35,827,164
Chief Executive Officer and Director	12/31/2020	600,000	300,000	—	—	900,000
Maged Shenouda(1)(2)	12/31/2021	406,850	162,740	17,560,387	—	18,129,977
Chief Financial Officer	12/31/2020	395,000	281,750	—	—	676,750
Charles Ence(1)(3)	12/31/2021	398,024	259,210	16,754,252	—	17,411,486
Chief Accounting and Compliance Officer	12/31/2020	275,000	178,750	—	—	453,750

____________

(1)      The significant year-over-year change shown for Mr. Traversa, Mr. Shenouda and Mr. Ence in the “Option Awards” column and “Total column” for December 31, 2021 and December 31, 2020 is due to option awards granted to them in January 2021 (“January 2021 Award”) related to company performance in 2020. In addition, they were awarded options in December 2021 based on 2021 milestones. For informational purposes, the table below reflects the amounts shown for each year in the “Option Awards” column in the Summary Compensation Table adjusted to (a) deduct the aggregate grant date fair value of the awards from fiscal year end 12/31/2021 and (b) instead include the amounts relating to that award and other awards that were expensed for accounting purposes in each fiscal year shown in the Summary Compensation Table. The amounts shown for “Options Awards” and “Total” in the Summary Compensation Table for Mr. Traversa, Mr. Shenouda and Mr. Ence would be as follows:

Name/Position	Fiscal Year End	Option Awards ($)	Total ($)
Sergio Traversa	12/31/2021	$7,671,378	$8,616,378
	12/31/2020	4,283,395	5,183,396
Maged Shenouda	12/31/2021	3,208,072	4,077,662
	12/31/2020	1,487,716	2,164,466
Charles Ence	12/31/2021	2,086,988	2,744,222
	12/31/2020	572,858	1,026,608

(2)      During the fiscal 2020, Mr. Shenouda was appointed as Chief Financial Officer.

(3)      During fiscal 2020, Mr. Ence was appointed as Chief Accounting and Compliance Officer. Prior to this he was Chief Financial Officer from July 2019 to January 2020.

(a)      This column shows the grant date fair value of awards computed in accordance with stock-based compensation accounting rules under Accounting Standards Codification Topic 718.

(b)      This column shows all other compensation, including severance, relocation expense reimbursement, reimbursement for taxes paid by employees for restricted stock vesting, and payment for vacation days remaining upon termination.

Employment Agreements

The material terms of each NEO’s employment agreement are described below:

Sergio Traversa (Principal Executive Officer).    On January 9, 2020, the Company and Mr. Traversa entered into an Amended and Restated Employment Agreement (the “Traversa Employment Agreement”). Pursuant to the Traversa Employment Agreement, Mr. Traversa and the Company agreed to the following:

•        Salary is $600,000 per year, and he may be entitled to a cash bonus in an amount to be determined by the board with a target of 50% of the base salary.

•        Mr. Traversa may also be entitled to certain severance payments. Upon termination of Mr. Traversa’s employment due to death, his estate also shall be entitled to receive a single lump sum payment equal to three (3) months base salary, payable within 30 days of his death. In the event of termination other than for cause or resignation for good reason Mr. Traversa will be entitled to severance equal to twenty four (24) months of compensation and health benefits. In the event of termination in connection with a change of control, Mr. Traversa will be entitled to severance equal to thirty (30) months of compensation and health benefits.

•        During the term of the agreement, he may also be awarded grants under the Company’s Stock Option and Equity Incentive Plans, as amended, subject to Board approval.

•        Mr. Traversa is also eligible to participate in the Company’s benefit plans that are generally provided for executive employees.

•        Non-Solicitation.    The Traversa Employment Agreement also contains a non-solicitation provision that, among other things, provides that during the term of employment and for a period of 24 months following the cessation of employment with the Company he shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for himself or any other person or entity.

•        Indemnification.    Mr. Traversa entered into an Indemnification Agreement with the Company on the effective date whereby the Company agreed to indemnify Mr. Traversa in certain situations.

On January 7, 2021, the Board of Directors Compensation Committee approved a salary increase to $630,000 per year, and he may be entitled to a cash bonus in an amount to be determined by the board with a target of 50% of the base salary.

On December 17, 2021, the Board of Directors Compensation Committee approved a salary increase to $667,800 per year, and he may be entitled to a cash bonus in an amount to be determined by the board with a target of 50% of the base salary.

Maged Shenouda (Chief Financial Officer).    On January 9, 2020, the Company and Mr. Shenouda entered into an employment agreement (the “Shenouda Employment Agreement”). Pursuant to the Shenouda Employment Agreement, Mr. Shenouda and the Company agreed to the following:

•        Salary is $395,000 per year, and he may be entitled to a cash bonus in an amount to be determined by the board with a target of 40% of the base salary. Mr. Shenouda also received a sign-on bonus of $25,000.

•        Mr. Shenouda’s. employment with the Company will be on an “at will” basis meaning that either Mr. Shenouda or the Company may terminate his employment at any time for any reason or no reason, upon written notification to the other party, without further obligation or liability, except as provided in the agreement.

•        Mr. Shenouda may also be entitled to certain severance payments. Upon termination of Mr. Shenouda’s employment due to death, his estate also shall be entitled to receive a single lump sum payment equal to three (3) months base salary, payable within 30 days of his death. In the event of termination other than for cause, resignation for good reason, or in connection with a change of control, Mr. Shenouda will be entitled to severance equal to six months of compensation and health benefits.

•        During the term of the agreement, he may also be awarded grants under the Company’s Stock Option and Equity Incentive Plans, as amended, subject to Board approval. Mr. Shenouda’s options granted to him as a Director of the Company shall continue to vest in accordance with the terms of the 2014 Stock Option and Equity Incentive Plan, as amended, so long as he remains employed by the Company.

•        Mr. Shenouda is also eligible to participate in the Company’s benefit plans that are generally provided for executive employees.

•        Non-Solicitation.    The Shenouda Employment Agreement also contains a non-solicitation provision that, among other things, provides that during the term of employment and for a period of 24 months following the cessation of employment with the Company he shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for himself or any other person or entity.

•        The Company also entered in a standard indemnification agreement with Mr. Shenouda where the Company agreed to indemnify him in certain situations for his role as Chief Financial Officer.

On January 7, 2021, the Board of Directors Compensation Committee approved a salary increase to $406,850 per year, and he may be entitled to a cash bonus in an amount to be determined by the board with a target of 40% of the base salary.

On December 17, 2021, the Board of Directors Compensation Committee approved a salary increase to $431,261 per year, and he may be entitled to a cash bonus in an amount to be determined by the board with a target of 40% of the base salary.

Charles Ence (Chief Accounting and Compliance Officer).    On January 9, 2020, the Company and Mr. Ence entered into an employment agreement (the “Ence Employment Agreement”). Pursuant to the Ence Employment Agreement, Mr. Ence and the Company agreed to the following:

•        Salary is $275,000 per year, and he may be entitled to a cash bonus in an amount to be determined by the board with a target of 40% of the base salary. Mr. Ence was also awarded a sign on bonus of $100,000.

•        Mr. Ence’s. employment with the Company will be on an “at will” basis meaning that either Mr. Ence or the Company may terminate his employment at any time for any reason or no reason, upon written notification to the other party, without further obligation or liability, except as provided in the agreement.

•        Mr. Ence may also be entitled to certain severance payments. Upon termination of Mr. Ence’s employment due to death, his estate also shall be entitled to receive a single lump sum payment equal to three (3) months base salary, payable within 30 days of his death. In the event of termination other than for cause, resignation for good reason, or in connection with a change of control, Mr. Ence will be entitled to severance equal to six months of compensation and health benefits.

•        During the term of the agreement, he may also be awarded grants under the Company’s Stock Option and Equity Incentive Plans, as amended, subject to Board approval.

•        Mr. Ence is also eligible to participate in the Company’s benefit plans that are generally provided for executive employees.

•        Non-Solicitation. The Ence Employment Agreement also contains a non-solicitation provision that, among other things, provides that during the term of employment and for a period of 24 months following the cessation of employment with the Company he shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for himself or any other person or entity.

•        The Company also entered in a standard indemnification agreement with Mr. Ence where the Company agreed to indemnify him in certain situations for his role as Chief Accounting and Compliance Officer. Mr. Ence also entered in a standard Confidential Information and Invention Assignment Agreement with the Company where Mr. Ence agreed to certain confidentiality and assignment of invention provisions.

On January 7, 2021 the Board of Directors Compensation Committee approved a salary increase to $398,024 per year, and he may be entitled to a cash bonus in an amount to be determined by the board with a target of 40% of the base salary.

On December 17, 2021, the Board of Directors Compensation Committee approved a salary increase to $421,905 per year, and he may be entitled to a cash bonus in an amount to be determined by the board with a target of 40% of the base salary.

Equity Compensation Plan Information

The Company’s 2014 Stock and Equity Incentive Option Plan, as amended (the “2014 Plan”), which allows for the granting of common stock awards, stock appreciation rights, and incentive and nonqualified stock options to purchase shares of the Company’s common stock to designated employees, non-employee directors, and consultants and advisors, was the only equity compensation plan under which our securities may be issued as of December 31, 2020. In August 2015, the board approved an amendment to the 2014 Plan (the “2015 Plan Amendment”). Among

other things, the 2015 Plan Amendment updated the definition of “change of control” and provided for accelerated vesting of all awards granted under the plan in the event of a change of control of the Company. In December 2017, the board approved an amendment to the 2014 Plan that increased the number of shares of Common Stock authorized for issuance under the Plan to 1,652,942. In December 2018, the board approved an amendment to the 2014 Plan that increased the number of shares of common stock authorized for issuance under the 2014 Plan to 2,652,942. In December 2019, the board approved an amendment to the 2014 Plan that increased the number of shares under the 2014 Plan to 5,152,942. This increase was ratified by shareholders at the March 6, 2020 annual meeting. In May 2021 shareholders approved an additional 2021 Equity Incentive Plan (the “2021 Plan”) which allowed for the granting of 1,500,000 common shares.

Outstanding Equity Awards at December 31, 2021

The following table sets forth all unexercised options and unvested restricted stock that have been awarded to our named executives by the Company and were outstanding as of December 31, 2021.

	Option Awards					Stock Award
Name (a)	Number of Securities Underlying Unexercised Options (#) (Exercisable) (b)	Number of Securities Underlying Unexercised Options (#) (Unexercisable) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ( ) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Sergio Traversa	33,898	—	—	16.00	7/10/2022	—	—	—	—
Sergio Traversa	33,288	—	—	16.00	9/30/2023	—	—	—	—
Sergio Traversa	11,250	—	—	54.00	2/23/2025	—	—	—	—
Sergio Traversa	99,211	—	—	3.24	10/20/2027	—	—	—	—
Sergio Traversa	168,750	56,250	—	4.60	12/20/2028	—	—	—	—
Sergio Traversa	239,063	185,938	—	8.80	7/29/2029	—	—	—	—
Sergio Traversa	175,000	175,000	—	43.47	12/19/2029	—	—	—	—
Sergio Traversa	—	250,000	—	33.43	1/7/2031	—	—	—	—
Sergio Traversa	46,875	203,125	—	33.43	1/7/2031	—	—	—	—
Sergio Traversa	—	1,143,994	—	19.03	12/17/2031	—	—	—	—
Sergio Traversa	—	150,000	—	19.03	12/17/2031	—	—	—	—
Sergio Traversa	—	150,000	—	19.03	12/17/2031	—	—	—	—
Maged Shenouda	6,441	—	—	13.80	11/12/2025	—	—	—	—
Maged Shenouda	70,250	—	—	3.24	10/19/2027	—	—	—	—
Maged Shenouda	84,375	28,125	—	4.60	12/20/2028	—	—	—	—
Maged Shenouda	70,313	54,688	—	8.80	7/28/2029	—	—	—	—
Maged Shenouda	60,000	60,000	—	43.47	12/19/2029	—	—	—	—
Maged Shenouda	—	127,500	—	33.43	1/7/2031	—	—	—	—
Maged Shenouda	23,906	103,594	—	33.43	1/7/2031	—	—	—	—
Maged Shenouda	—	522,729	—	19.03	12/17/2031	—	—	—	—
Maged Shenouda	—	100,000	—	19.03	12/17/2031	—	—	—	—
Maged Shenouda	—	100,000	—	19.03	12/17/2031	—	—	—	—
Charles Ence	25,000	—		8.80	7/29/2029	—	—	—	—
Charles Ence	30,000	30,000		43.47	12/19/2029	—	—	—	—
Charles Ence	—	112,500		33.43	1/7/2031	—	—	—	—
Charles Ence	21,094	91,406		33.43	1/7/2031
Charles Ence	—	522,236		19.03	12/17/2031
Charles Ence	—	100,000		19.03	12/17/2031
Charles Ence	—	100,000		19.03	12/17/2031	—	—	—	—
	1,198,714	4,367,085

Pension Benefits

None of our employees participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our Company’s best interests.

Potential Payments Under Severance/Change in Control Arrangements

The table below sets forth potential payments payable to our current executive officers in the event of a termination of employment under various circumstances. For purposes of calculating the potential payments set forth in the table below, we have assumed that (i) the date of termination was December 31, 2021.

Name	Termination of Employment Other Than for Cause or Resignation for Good Reason (Not in Connection with a Change in Control) ($)	Termination Following a Change in Control without Cause or Executive Resigns with Good Reason ($)
Sergio Traversa, PharmD, MBA
Cash Payment	$1,260,000	$1,575,000
Acceleration of Options	$9,580,111	$9,580,111

Maged Shenouda
Cash Payment	$203,425	$203,425
Acceleration of Options	$3,784,685	$3,784,685

Charles Ence
Cash Payment	$199,012	$199,012
Acceleration of Options	$2,527,826	$2,527,826

Total Cash and Benefits	$17,555,059	$17,870,059

For each of our executive officers, the term “change of control” means:

(i)     the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) that is not an Affiliate;

(ii)    the “Incumbent Directors” (meaning those individuals who, on date the Plan was adopted by the Board of Directors (the “Effective Date”), constitute the Board of Directors, provided that any individual becoming a director subsequent to the Effective Date whose election or nomination for election to the Board of Directors was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board of Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be an Incumbent Director, and further provided that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board of Directors shall be an Incumbent Director) cease for any reason to constitute at least a majority of the Board of Directors;

(iii)  the date which is 10 business days prior to the consummation of a complete liquidation or dissolution of the Company;

(iv)   the acquisition by any Person of “Beneficial Ownership” (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the Beneficial Ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time) of 50% or more (on a fully diluted basis) of either (A) the then outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of the Plan, the following acquisitions shall not constitute a Change of Control: (I) any acquisition by the Company or any Affiliate, (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate, (III) any acquisition which complies with clauses, (A), (B) and (C) of subsection (v) of this definition, or (IV) in respect of an award held by a particular participant, any acquisition by the participant or any group of persons including the participant (or any entity controlled by the participant or any group of persons including the participant); or

(v)    the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (I) the entity resulting from such business combination (the “Surviving Company”), or (II) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the Board of Directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the outstanding company voting securities that were outstanding immediately prior to such business combination (or, if applicable, is represented by shares into which the outstanding company voting securities were converted pursuant to such business combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the outstanding company voting securities among the holders thereof immediately prior to the business combination; (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the Board of Directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company); and (C) at least a majority of the members of the Board of Directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the business combination were board members at the time of the Board of Directors’ approval of the execution of the initial agreement providing for such business combination

The cash component (as opposed to option accelerations) of any change of control payment would be structured as a one-time cash severance payment.

PRINCIPAL STOCKHOLDERS

The following table shows the pro forma beneficial ownership of our common stock as of April 6, 2022. The table shows the common stock holdings of (i) each person known to us to be the beneficial owner of at least five percent (5%) of our common stock; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days as of April 6, 2022, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The percentages in the table below are based on 29,432,624 outstanding shares of common stock as of April 6, 2022. Unless otherwise indicated, the principal mailing address of each of the persons below is c/o Relmada Therapeutics, Inc., 2222 Ponce de Leon Blvd., Floor 3, Coral Gables, Florida 33134. The Company’s executive office is also located at 2222 Ponce de Leon Blvd., Floor 3, Coral Gables, Florida 33134.

5% Stockholders	Number of Common Shares Beneficially Owned	Percentage Ownership
Venrock Healthcare Capital Partners II, L.P.(1) 7 Bryant Park, 23rd Floor, New York, NY 10018	2,270,072	7.7%

RTW Investments, LP(2) 40 10th Avenue Floor 7, New York, NY 10014	2,186,324	7.4%

RA Capital Management, L.P.(3) 200 Berkeley Street, 18th Floor, Boston MA 02116	2,000,000	6.8%

Sergio Traversa, PharmD, MBA(4) Director and Chief Executive Officer	953,906	3.5%

Paul Kelly(5) Director	529,949	1.9%

Maged Shenouda(6) Chief Financial Officer	436122	1.6%

Eric Schmidt(7) Director	253,125	*

Charles J. Casamento(8) Chairman of the Board	281,070	1.0%

John Glasspool(9) Director	153,125	*

Charles Ence(10) Chief Accounting & Compliance Officer	161,702	*

All Directors and Executive Officers	2,768,999	9.5%

____________

*        Below 1% ownership.

(1)      Based on a Schedule SC 13G filed on February 14, 2022. Consists of (i) 356,351 shares held by Venrock Healthcare Capital Partners II, L.P., (ii) 144,452 shares held by VHCP Co-Investment Holdings II, LLC, (iii) 961,927 shares held by Venrock Healthcare Capital Partners III, L.P., (iv) 96,203 shares held by VHCP Co-Investment Holdings III, LLC and (v) 711,139 shares held by Venrock Healthcare Capital Partners EG, L.P.

(2)      Based on a Schedule SC 13G/A filed on February 14, 2022.

(3)      Based on a Schedule 13G filed on December 20, 2021.

(4)      Includes: 88,774 common shares; 29,767 vested options with an exercise price of $16.00; 6,165 vested options with an exercise price of $16.00; 3,019 vested options with an exercise price of $54.00; 99,211 vested options with an exercise price of $3.24; 196,875 vested options with an exercise price of $4.60; 292,188 vested options with an exercise price of $8.80; 79,297 vested options with an exercise price of $43.47; 44,922 vested options with an exercise price of $33.43; 78,125 vested options with an exercise price of $33.43; 142,999 vested options with an exercise price of $19.03; 0 vested options with an exercise price of $19.03; 0 vested options with an exercise price of $19.03; and Excludes: 28,126 unvested options with an exercise price of $4.60; 132,813 unvested options with an exercise price of $8.80; 139,453 unvested options with an exercise price of $43.47. 173,828 unvested options with an exercise price of $33.43. 171,875 unvested options with an exercise price of $33.43. 1,000,995 unvested options with an exercise price of $19.03. 150,000 unvested options with an exercise price of $19.03. 150,000 unvested options with an exercise price of $19.03.

(5)      Includes: 187,295 common shares; 24,375 Investor Warrants at $6.00 per share; 20,000 Investor Warrants at $6.00 per share; 12,500 Investor Warrants at $9.00 per share; 41 vested options with an exercise price of $13.80; 20,500 vested options with an exercise price of $3.24; 109,375 vested options with an exercise price of $4.60; 82,300 vested options with an exercise price of $8.80; 34,250 vested options with an exercise price of $43.47; 27,750 vested options with an exercise price of $33.43; 37,500 vested options with an exercise price of $19.03; and Excludes: 15,626 unvested options with an exercise price of $4.60; 48,100 unvested options with an exercise price of $8.80; 59,750 unvested options with an exercise price of $43.47. 104,250 unvested options with an exercise price of $33.43. 262,500 unvested options with an exercise price of $19.03.

(6)      Includes: 2,228 common shares; 6,441 vested options with an exercise price of $13.80; 70,250 vested options with an exercise price of $3.24; 98,437 vested options with an exercise price of $4.60; 85,938 vested options with an exercise price of $8.80; 75,000 vested options with an exercise price of $43.47; 39,844 vested options with an exercise price of $33.43; 39,844 vested options with an exercise price of $33.43; 65,341 vested options with an exercise price of $19.03; 0 vested options with an exercise price of $19.03; 0 vested options with an exercise price of $19.03; and Excludes: 14,063 unvested options with an exercise price of $4.60; 39,063 unvested options with an exercise price of $8.80; 45,000 unvested options with an exercise price of $43.47. 87,656 unvested options with an exercise price of $33.43. 87,656 unvested options with an exercise price of $33.43. 457,388 unvested options with an exercise price of $19.03. 100,000 unvested options with an exercise price of $19.03. 100,000 unvested options with an exercise price of $19.03.

(7)      Includes: 100,000 common shares; 125,000 vested options with an exercise price of $43.47; 31,250 vested options with an exercise price of $33.43; 18,750 vested options with an exercise price of $19.03; and Excludes: 75,000 unvested options with an exercise price of $43.47. 68,750 unvested options with an exercise price of $33.43. 131,250 unvested options with an exercise price of $19.03.

(8)      Includes: 0 common shares; 6,441 vested options with an exercise price of $13.80; 11,704 vested options with an exercise price of $3.24; 67,343 vested options with an exercise price of $4.60; 85,938 vested options with an exercise price of $8.80; 62,500 vested options with an exercise price of $43.47; 31,250 vested options with an exercise price of $33.43; 18,750 vested options with an exercise price of $19.03; and Excludes: 14,063 unvested options with an exercise price of $4.60; 39,063 unvested options with an exercise price of $8.80; 37,500 unvested options with an exercise price of $43.47. 68,750 unvested options with an exercise price of $33.43. 131,250 unvested options with an exercise price of $19.03.

(9)      Includes: 125,000 vested options with an exercise price of $43.47; 31,250 vested options with an exercise price of $33.43; 18,750 vested options with an exercise price of $19.03; and Excludes: 75,000 unvested options with an exercise price of $43.47. 68,750 unvested options with an exercise price of $33.43. 131,250 unvested options with an exercise price of $19.03.

(10)    Includes: 25,000 vested options with an exercise price of $8.80; 37,500 vested options with an exercise price of $43.47; 35,156 vested options with an exercise price of $33.43; 35,156 vested options with an exercise price of $33.43; 65,279 vested options with an exercise price of $19.03; 0 vested options with an exercise price of $19.03; 0 vested options with an exercise price of $19.03; and Excludes: 22,500 unvested options with an exercise price of $43.47. 77,344 unvested options with an exercise price of $33.43. 77,344 unvested options with an exercise price of $33.43. 456,957 unvested options with an exercise price of $19.03. 100,000 unvested options with an exercise price of $19.03. 100,000 unvested options with an exercise price of $19.03.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of each transaction or series of similar transactions since December 31, 2020 or any currently proposed transaction, to which we were or are a party in which:

•        the amount involved exceeded or exceeds $120,000 or one percent of our total assets at December 31, 2021; and

•        any of our directors or executive officers or any beneficial owners of 5% of any class of our voting capital stock or and affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the section titled “Executive Compensation” or that were approved by our compensation committee.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to such securities.

Related Party Transactions

License Agreement

See “Business — Intellectual Property Portfolio and Market Exclusivity — Esmethadone License Agreement” regarding our Intellectual Property Assignment Agreement and License Agreement with Dr. Charles E. Inturrisi and Dr. Paolo Manfredi, as it relates to our Chief Executive Officer, Sergio Traversa.

Psilocybin License Agreement

In July 2021, we executed a License Agreement with Arbomentis, LLC which gives us the development and commercial rights to a novel psilocybin and derivate program. Under the terms of the agreement, we paid Arbormentis, LLC an up-front fee of $12.7 million consisting of a mix of cash and warrants to purchase the Company’s common stock, in addition to potential milestone payments totaling up to approximately $160 million related to pre-specified development and commercialization milestones. Arbormentis, LLC is also eligible to receive a low single digit royalty on net sales of any commercialized therapy resulting from this agreement. The license agreement is terminable by us but is perpetual and not terminable by the licensor absent material breach of its terms by us. We will collaborate with Arbormentis, LLC on the development of new therapies targeting neurological and psychiatric disorders, leveraging its understanding of neuroplasticity, and focusing on this emerging new class of drugs targeting the neuroplastogen mechanism of action. Importantly, neuroplasticity plays a key role in the activity of REL-1017, Relmada’ s lead program. Dr. Paolo Manfredi, our Acting Chief Scientific Officer and co-inventor of REL-1017, and Dr. Marco Pappagallo, our Acting Chief Medical Officer, are among the scientists affiliated with Arbormentis, LLC.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Fees

The aggregate fees billed to us by our registered independent public accounting firm for services rendered for the years ended December 31, 2021 and 2020, are set forth in the table below:

Fee Category	For the Year Ended December 31, 2021	For the Year Ended December 31, 2020
Audit fees(1)	$255,342	$194,500
Audit-related fees(2)	—	—
Tax fees(3)	—	—
All other fees(4)	—	—
Total fees	$255,342	$194,500

____________

(1)      Audit fees consist of fees incurred for professional services rendered for the audit of consolidated financial statements, for reviews of our interim consolidated financial statements included in our quarterly reports on Forms 10-Q and for services that are normally provided in connection with statutory or regulatory filings or engagements. Includes professional services performed for filing of the Company’s registration statement on Form S-1 and Form S-8 and issuing comfort letters for the Company’s equity offerings.

(2)      Audit-related fees consist of fees billed for professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements, but are not reported under “Audit fees.

(3)      Tax fees consist of fees billed for professional services relating to tax compliance, tax planning, and tax advice.”

(4)      All other fees consist of fees billed for all other services.

Audit Committee’s Pre-Approval Practice

In July 2015, the Company’s Board of Directors formed an Audit Committee and Compensation Committee. Actions taken by these committees are reported to the full Board. Our Audit Committee selected Marcum LLP, as our independent registered public accounting firm for purposes of auditing our financial statements for the years ended December 31, 2021 and 2020, respectively. In accordance with Audit Committee’s practice, Marcum LLP’s services were pre-approved to perform these audit services for us prior to its engagement.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

The authorized number of members of the Board of Directors consists of five directors. Our Board of Directors recommends that Eric Schmidt be elected as a member of the Board of Directors at the annual meeting.

Pursuant to our articles of incorporation, as amended, our Board of Directors is divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Each of the nominees, if re-elected, will serve a three-year term as a director until the annual meeting of stockholders in 2025 or until his respective successor is duly elected and qualified or until the earlier of his death, resignation or removal. If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the Board of Directors, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors. The Board of Directors has no reason to believe that either of the nominees will be unable or unwilling to serve as a director if re-elected. The table below shows the term of each director under our amended articles of incorporation assuming the approval of this Proposal 1:

Director	Class	Term (from 2021 Annual Meeting)
Charles J. Casamento	Class II	12 months
Sergio Traversa	Class II	12 months
John Glasspool	Class III	24 months
Paul Kelly	Class III	24 months
Eric Schmidt	Class I	36 months

Election of Class I Directors

The Board of Directors proposes the election of Eric Schmidt as a Class I director to serve on its Board of Directors for a term that continues for a three-year term or until his successor is duly elected. Mr. Schmidt is a current board member. Information regarding Mr. Schmidt is set forth above under the caption “DIRECTORS AND EXECUTIVE OFFICERS.” In the event the nominee is unable or unwilling to serve as a director, the individual named as proxies on the proxy card will vote the shares that they represent for election of such other person or persons as the Board of Directors may recommend. The Board of Directors has no reason to believe that the nominee will be unable or unwilling to serve.

The Board of Directors is responsible for supervision of the overall affairs of the Company.

There are no family relationships between any of the executive officers and directors.

Vote Required

Directors are elected by a plurality of the votes cast in person or by proxy at the annual meeting of stockholders and entitled to vote on the election of directors. “Plurality” means that the nominees receiving the greatest number of affirmative votes will be elected as directors, up to the number of directors to be chosen at the meeting. Broker non-votes will not affect the outcome of the election of directors because brokers do not have discretion to cast votes on this proposal without instruction from the beneficial owner of the shares.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF
THE DIRECTOR NOMINEES.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF MARCUM LLP

The Audit Committee has reappointed Marcum LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2022. Representatives of Marcum LLP will be present at the annual meeting and will have an opportunity to make a statement or to respond to appropriate questions from stockholders. Although stockholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of Marcum LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for our Company.

Vote Required

The ratification of the appointment of Marcum LLP as our independent registered public accounting firm will be approved if there is a quorum and the votes cast “FOR” the proposal exceeds those cast against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF
MARCUM LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO THE 2021 EQUITY INCENTIVE PLAN,
TO INCREASE SHARES OF OUR COMMON STOCK AVAILABLE
FOR ISSUANCE THEREUNDER BY 3.9 MILLION SHARES

Proposal 3 — To approve an amendment to the Relmada Therapeutics, Inc. 2021 Equity Incentive Plan to increase the shares of our common stock available for issuance thereunder by 3.9 million shares.

Description of Proposed Amendment

On March 18, 2022, the Board and the Compensation Committee unanimously approved an amendment (the “Plan Amendment”) to the Company’s combined 2014 and 2021 Equity Incentive Plans (the “Plan”), subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the Plan by 3.9 million shares from 6,652,942 to 10,552,942.

The full text of the proposed Plan Amendment is set out in Annex A to this Proxy Statement. The text of the proposed Plan Amendment is subject to modification to include such changes as the Board deems necessary and advisable to affect the increase in the number of shares of common stock reserved and available for issuance under the Plan. Stockholders are being asked to approve the Plan Amendment.

Vote Required and Recommendation

The approval of the Plan Amendment will be made upon the affirmative vote of the majority of shares cast on the proposal. Abstentions and broker non-votes will have no direct effect on the outcome of this proposal. If the proposal is not approved by the stockholders, the Plan Amendment will not be effective and the proposal will not be implemented.

Reasons for the Plan Amendment

Incentive plans:

Our 2014 and 2021 Plans are currently comprised of 6,652,942 shares of Common Stock.

The purpose of the 2014 and 2021 Plans is to encourage selected employees, directors and consultants of Relmada Therapeutics, Inc. and its affiliates to acquire a proprietary interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of its stockholders, and to enhance the ability of the Company and its affiliates to attract and retain exceptionally qualified individuals upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.

Increase in Size of Plan

Currently, awards (consisting of options to purchase shares of common stock and restricted stock) issued under the combined Plans total 10,660,622 shares of common stock. On May 25, 2022, at the annual shareholders meeting, our shareholders will vote to increase the shares authorized under the Plan by 3,900,000 shares. With these grants and approvals, as of March 31, 2022, the Company will have 307,320 awards available to be issued.

The Board determined to increase the number of shares of common stock reserved and available for issuance under the 2021 Plan by 3.9 million shares because it believes that the current number is insufficient for the purposes of the 2021 Plan for future issuances. The market for quality personnel is competitive, and the ability to obtain and retain competent personnel is of great importance to the Company’s business operations. In addition, the Board is seeking to satisfy grants made subject to stockholder approval as stated above as well as the Company’s forecasted needs for equity compensation.

Effects of the Plan Amendment

As a result of the Plan Amendment, there will be an increase in the total number of shares of common stock reserved for issuance under the 2021 Plan. This will provide the Company with the ability to grant more awards than are currently available under the 2021 Plan to eligible recipients including employees, directors, consultants and advisors.

The issuance in the future of awards under the 2021 Plan consisting of full value awards and options to purchase shares of common stock may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the holders of the currently outstanding shares of common stock. The effective increase in the number of authorized but unissued shares of common stock which may be issued as awards under the 2021 Plan may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company’s Articles of Incorporation or Bylaws. Holders of the common stock have no preemptive or other subscription rights. There are no other material differences to the 2021 Plan as a result of the Plan Amendment.

Material Terms of the 2021 Plan

Purpose.    The purposes of the 2021 Plan are to encourage selected employees, directors and consultants of the Company and its affiliates to acquire a proprietary interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of its stockholders, and to enhance the ability of the Company and its affiliates to attract and retain exceptionally qualified individuals upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.

Administration.    The 2021 Plan shall be administered by a committee (the “Committee”), or in the Board’s sole discretion by the Board. In case no Committee has been appointed, the Board may appoint one or more members of the Board appointed by the Board to administer the 2021 Plan in accordance with Section 3.3 and Section 3.4 of the Plan.

Shares Available for Awards.    Subject to adjustment in accordance with Section 14 of the 2021 Plan, there are reserved for issuance under the 2021 Plan, no more than 1,500,000 shares of Common Stock (subject to adjustment in certain circumstances as provided below). Shares of common stock available for distribution under the 2021 Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner. Shares of common stock subject to an Award that expires or is cancelled, forfeited, or terminated without issuance of the full number of shares of common stock to which the Award related, as well as any shares of Common Stock subject to an Award that are (a) tendered in payment of an Option, (b) delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award, shall be added back to the shares of Common Stock available for issuance of Awards or delivery under the Plan.

If this proposal is approved by our shareholders, based solely on the closing price of our common stock as reported by NASDAQ on March 30, 2021, and the maximum number of shares that would have been available for future awards as of such date under the 2021 Plan as described herein, the maximum aggregate market value of the common stock underlying the awards that could potentially be issued under the 2021 Plan is approximately $52.4 million.

Recipients of Grants.    Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, Consultants and Directors and those individuals whom the Committee or the Board determines are reasonably expected to become Employees, consultants and directors following the grant date. We currently have thirteen employees (including officers), four non-employee directors (out of six total directors) and approximately seven consultants who will be eligible to receive awards under the 2021 Plan. Eligible persons will receive awards under the 2021 Plan on the basis of furthering the purposes of the 2021 Plan stated above.

The Plan shall not confer upon any participant any right with respect to continuation of an employment or consulting relationship with the Company, nor shall it interfere in any way with such participant’s right or the Company’s right to terminate his or her employment or consulting relationship at any time or any reason.

Awards

Options

EXERCISE PRICE.    The Option Exercise Price for the shares to be issued pursuant to exercise of an Option shall be such price as is determined by Committee or the Board and set forth in the Award Agreement, but shall be subject to the following:

In the case of an Incentive Stock Option granted to an Employee who at the time of grant is a Ten Percent Shareholder (as defined below), the Option Exercise Price shall be no less than 100% of the Fair Market Value of the Common Stock subject to the Option on the grant date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Internal Revenue Code (the “Code”). An Incentive Stock Option may not be granted to a person who owns (or is deemed to own pursuant to the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates (a “Ten Percent Shareholder”) unless the Option Exercise Price is at least 110% of the Fair Market Value of the Common Stock on the grant date.

The Option Exercise Price of each Non-qualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the grant date. Notwithstanding the foregoing, a Non-qualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code (which relates to nonqualified deferred compensation plans).

OPTION TERM.    No Incentive Stock Option shall be exercisable after the expiration of 10 years from the grant date. However, an Incentive Stock Option may not be granted to Ten Percent Shareholder unless the Option is not exercisable after the expiration of five years from the grant date. The term of a Non-qualified Stock Option granted under the Plan shall be determined by the Committee or the Board; provided, however, no Non-qualified Stock Option shall be exercisable after the expiration of 10 years from the grant date.

Termination other than Upon Disability or Death.    Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee or the Board, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate.

Disability of Optionee.    Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date 12 months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.

Death of Optionee.    Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

Stock Appreciation Rights

The Board and the Committee are authorized to grant Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in Section 7 of the Plan, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Stock Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under the Plan (“Related Rights”).

Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.

Term.    The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee or the Board; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth (10th) anniversary of the grant date.

Restricted Awards

ISSUANCE.    The Board and the Committee are authorized to grant Awards of Restricted Stock and Restricted Stock Units.

A Restricted Award is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee or the Board shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in Section 8 of the Plan, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

RESTRICTIONS.

Restricted Stock.    Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect to such shares shall terminate without further obligation on the part of the Company.

Restricted Stock Units and Deferred Stock Units.    Restricted Stock Units and Deferred Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units or Deferred Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units or Deferred Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

The Committee or the Board shall have the authority to remove any or all of the restrictions on the Restricted Stock, Restricted Stock Units and Deferred Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units or Deferred Stock Units are granted, such action is appropriate.

Performance Share Awards

The Board and the Committee are hereby authorized to grant Performance Share Awards. Subject to the terms of the Plan, each Performance Share Award shall be evidenced by an Award Agreement. The Board or the Committee shall have the discretion to determine: (i) the number of shares of Common Stock or stock-denominated units subject to a Performance Share Award granted to any Participant; (ii) the Performance Period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award.

The number of Performance Shares earned by a Participant will depend on the extent to which the performance goals established by the Board or the Committee are attained within the applicable Performance Period, as determined by the Board or the Committee.

Cash Awards

The Committee is authorized to grant Cash Awards in such amounts and subject to such Performance Goals, other vesting conditions, and such other terms as the Committee determines in its discretion. Cash Awards shall be evidenced in such form as the Committee may determine.

Other Equity-Based Awards.

The Board and the Committee may grant Other Equity-Based Awards, either alone or in tandem with other Awards, in such amounts and subject to such conditions as the Committee or the Board shall determine in its sole discretion. Each Equity-Based Award shall be evidenced by an Award Agreement and shall be subject to such conditions, not inconsistent with the Plan, as may be reflected in the applicable Award Agreement.

Changes in Common Stock.    In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the grant date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, the Performance Goals to which Performance Share Awards and Cash Awards are subject, the maximum number of shares of Common Stock subject to all Awards stated in Section 4 of the Plan will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to Section 14 of the Plan, unless the Committee or the Board specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee or the Board shall, in the case of Incentive Stock Options, ensure that any adjustments under Section 14 of the Plan will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Stock Options, ensure that any adjustments under Section 14 of the Plan will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under Section 14 of the Plan shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

Change in Control.    Unless otherwise provided in an Award Agreement, notwithstanding any provision of the Plan to the contrary:

(a)     In the event of a Change in Control, all outstanding Options and Stock Appreciation Rights shall become immediately exercisable with respect to 100% of the shares subject to such Options or Stock Appreciation Rights, and/or the Restricted Period shall expire immediately with respect to 100% of the outstanding shares of Restricted Stock or Restricted Stock Units;

(b)    with respect to Performance Share Awards and Cash Awards, in the event of a Change in Control, all Performance Goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met; and

(c)     In addition, in the event of a Change in Control, the Committee or the Board may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event. In the case of any Option or Stock Appreciation Right with an exercise price (or SAR Exercise Price in the case of a Stock Appreciation Right) that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee or the Board may cancel the Option or Stock Appreciation Right without the payment of consideration therefor. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

“Change in Control” means:

(a)     if the Award is not subject to Section 409A of the Code:

i.        The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any Person that is not a subsidiary of the Company;

ii.       The Incumbent Directors cease for any reason to constitute at least a majority of the Board;

iii.     The date which is 10 business days prior to the consummation of a complete liquidation or dissolution of the Company;

iv.      The acquisition by any Person of Beneficial Ownership of more than 50% (on a fully diluted basis) of either (i) the then outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of the Plan, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Affiliate, (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any subsidiary, (C) any acquisition which complies with clauses, (i), (ii) and (iii) of subsection (e) of this definition or (D) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant); or

v.The consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the entity resulting from such Business Combination (the “Surviving Company”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination; (ii) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company); and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; or

(b)    if the Award is subject to Section 409A of the Code:

i.       One Person (or more than one Person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, that, a Change in Control shall not occur if any Person (or more than one Person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

ii.      One person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 30% or more of the total voting power of the stock of such corporation;

iii.     A majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

iv.      One person (or more than one person acting as a group), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s).

Term of Awards.    Subject to the provisions of the Plan regarding Ten Percent Shareholders, no Incentive Stock Option shall be exercisable after the expiration of 10 years from the grant date. The term of a Non-qualified Stock Option granted under the Plan shall be determined by the Committee or the Board; provided, however, no Non-qualified Stock Option shall be exercisable after the expiration of 10 years from the grant date. The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth (10th) anniversary of the grant date.

The Committee or the Board shall have the authority to amend the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent.

Amendment.    The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 14 of the Plan relating to adjustments upon changes in Common Stock and Section 16.3 of the Plan, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.

Term of Plan.    The Plan shall terminate automatically on the tenth (10th) anniversary of the Effective Date. No Award shall be granted pursuant to the Plan after such date, but (subject to Sections 5.2, 6.1, and 7.2 of the Plan) Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 16.1 of the Plan. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

Federal Income Tax Information Regarding the 2021 Plan

The following is a brief summary of the U.S. federal income tax consequences of the 2021 Plan generally applicable to the Company and to participants in the 2021 Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options.    A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.

Incentive Stock Options.    A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (1) one year from the date the participant exercised the option and (2) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights.    A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Restricted Stock Awards, Restricted Stock Units, and Performance Awards.    A participant generally will not have taxable income upon the grant of restricted stock, RSUs or performance awards. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant.

Other Stock or Cash-Based Awards.    The U.S. federal income tax consequences of other stock- or cash- based awards will depend upon the specific terms and conditions of each award.

Tax Consequences to the Company.    In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.

Code Section 409A.    We intend that awards granted under the 2021 Plan will comply with, or otherwise be exempt from, Code Section 409A, but make no representation or warranty to that effect.

Tax Withholding.    We are authorized to deduct or withhold from any award granted or payment due under the 2021 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the 2021 Plan until all tax withholding obligations are satisfied.

Securities Authorized for Issuance Under Equity Compensation Plans

Relmada has a 2014 Option and Equity Incentive Plan, as amended (the Plan) in which its directors, officers, employees and consultants shall be eligible to participate. The Plan allows for the granting of common stock awards, stock appreciation rights, and incentive and nonqualified stock options to purchase shares of the Company. On

May 20, 2021, at the annual shareholders meeting, our shareholders approved the 2021 Equity Incentive Plan which allows for the granting of incentive and nonqualified stock options, stock appreciation rights, restricted stock awards, performance share awards and other equity-based awards for up to 1,500,000 shares of our common stock to directors, officers, employees and consultants. On May 25, 2022, at the annual shareholders meeting, our shareholders will vote to increase the shares authorized under the Plan by 3,900,000 shares. With these grants and approvals, as of December 31, 2021, the Company had 222,320 awards available to be issued.

The following table summarizes our equity compensation plan information as of December 31, 2021:

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options and stock appreciation rights	Weighted- average exercise price of outstanding options and stock appreciation rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	10,330,622	$22.52	222,320
Equity compensation plans not approved by security holders
Total	10,330,622	$22.52	222,320

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVING THE
INCREASE OF 3.9 MILLION SHARES TO THE COMPANY’S EQUITY INCENTIVE PLANS.

PROPOSAL 4

TO APPROVE OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 50,000,000 SHARES TO 150,000,000 SHARES

General

The Board of Directors has approved and adopted for submission to our stockholders an amendment to Article IV of the Company’s articles of incorporation to increase the number of authorized shares of common stock of the Company from 50,000,000 to 150,000,000. The Board believes that the amendment is necessary to maintain flexibility to issue shares of common stock to raise cash in one or more equity financings to fund our operations, to effect future awards under stockholder-approved equity incentive plans or for other general corporate purposes.

Current Capital Structure

As of March 29, 2021, we had 250,000,000 authorized shares, with 50,000,000 shares designated as common stock, $0.001 par value per share, of which 29,369,490 shares were issued and outstanding, and 200,000,000 shares of preferred stock, $0.001 par value per share, of which no shares were issued and outstanding. Of the remaining 20,630,510 authorized shares of common stock, 3,208,777 shares are reserved for issuance upon the exercise of outstanding warrants, and 10,245,622 shares are reserved for issuance upon the exercise of issued and outstanding equity awards under the current equity incentive plans. This leaves 7,176,113 shares of our authorized common stock unissued and unreserved and available for future issuance.

Until September 2019, we had 200,000,000 authorized shares of common stock. As a result of our 1-for-4 reverse stock split on September 30, 2019, in connection with the uplisting of our common stock to Nasdaq, our authorized shares of common stock were reduced proportionately to 50,000,000, and we had 9,937,608 shares outstanding and 6,682,074 reserved for issuance upon the exercise of issued and outstanding equity awards and warrants. Since that time we have issued or reserved for issuance the following shares:

•        on December 6, 2019, sold 3,333,334 shares at a price of $30.00 per share in an underwritten public offering underwritten by Jefferies, SVB Leerink and Guggenheim Securities;

•        on December 13, 2021, sold 8,823,530 shares at a price of $17.00 per share in an underwritten public offering underwritten by Goldman Sachs & Co., Jefferies and Guggenheim Securities;

•        between June 1, 2020, and March 3, 2022, sold 2,668,717 shares for $75,000,000 of gross proceeds under our at-the-market sales arrangement with Jefferies;

•        issued under our equity incentive plans options to purchase shares as follows, generally with ten-year terms and vesting over four years or upon achievement of specified milestones:

•        2,205,000 in 2019, with 62,712 being exercised or cancelled;

•        1,000,000 in 2020, with 709,863 being exercised or cancelled;

•        7,0575,004 in 2021 (which consisted of 1,515,000 options granted related to 2020 performance goals), with 632,119 being exercised or cancelled; and

•        160,000 in 2022 to date, with 245,000 being exercised or cancelled; and

•        Between January 1, 2020, and March 29, 2022 issued warrants to purchase 1,222,000 shares with terms between 5 and 10 years.

Background and Purpose of the Amendment

While we believe our current cash resources to be sufficient to fund our operations for at least the next twelve months, we believe that we will need the ability to raise cash in the future in one or more equity financings to fund our operations, as well as to effect future awards under stockholder-approved equity incentive plans or for other general corporate purposes . With our current number of remaining authorized shares, we have limited ability to do so. Other than to issue shares upon exercises of outstanding options and warrants, we do not have any present plan, arrangement or understanding to issue any of the shares of common stock that will become available as a result of this proposed amendment. However, our Board believes it is in the best interests of the Company and our stockholders to have the shares available to provide additional flexibility to use our common stock for business and financial purposes in the future. The additional 100,000,000 authorized shares of common stock would be available for issuance for various purposes, as our Board may deem advisable, such as for future financings, to satisfy the issuance of shares of common stock on the conversion or exercise of our options, warrants or other convertible securities, to provide equity incentive to employees, officers, consultants and directors, to make stock-based acquisitions and for other general corporate purposes.

The additional authorized shares of common stock under the proposed amendment will provide us with essential flexibility to use our common stock, without further stockholder approval (except to the extent such approval may be required by law or by applicable exchange listing standards) for any proper corporate purposes, including, without limitation, raising capital through one or more future public offerings or private placements of equity securities expanding our business and product pipeline, acquisition transactions, licensing, joint venture and other transactions, entering into strategic relationships, initiating commercial preparatory plans, providing equity-based compensation and/or incentives to employees, consultants, officers and directors, effecting stock dividends or for other general corporate purposes. For example, we will require substantial additional funding in order to develop and, if successful, commercialize our product candidates, and the additional authorized shares of common stock under the proposed amendment could be utilized for raising capital if we have an appropriate opportunity. Having an increased number of authorized but unissued shares of common stock would allow us to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a special meeting of stockholders for the purpose of approving an increase in our capitalization. The Board will determine whether, when and on what terms the issuance of shares of common stock may be warranted in connection with any of the foregoing purposes.

If the proposed amendment is not approved by our stockholders, our business development and financing alternatives will be limited by the lack of sufficient unissued and unreserved authorized shares of common stock, and stockholder value may be harmed, perhaps severely, by this limitation. In addition, our success depends in part on our continued ability to attract, retain and motivate highly qualified management and clinical and scientific personnel, and if the amendment is not approved by our stockholders, the lack of sufficient unissued and unreserved authorized shares of common stock to provide future equity incentive opportunities that our Compensation Committee deems appropriate could adversely impact our ability to achieve these goals. In summary, if our stockholders do not approve the amendment, we may not be able to access the capital markets, initiate or complete clinical trials and other key development activities, complete corporate collaborations or partnerships, conduct strategic business development initiatives, add to our product pipeline, attract, retain and motivate employees and others required to make our business successful, and pursue other business opportunities integral to our growth and success, all of which could severely harm our company and our future prospects.

Because it is anticipated that our directors and executive officers will be granted additional equity awards under the 2021 Plan, they may be deemed to have an indirect interest in the proposed amendment, because absent the amendment, we would not have sufficient authorized shares to grant such awards.

The proposed amendment would not increase or otherwise affect our authorized preferred stock, nor would it have any effect on par value. Our common stock is all of a single class, with equal voting, distribution, liquidation and other rights. The additional common stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding common stock. Should our Board of Directors issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase any newly authorized shares of common stock solely by virtue of their ownership of shares of our common stock, and their percentage ownership of our then outstanding common stock could be reduced. The issuance of additional shares of common stock could have the effect of diluting existing stockholder earnings per share, book value per share and voting power.

Rights of Additional Authorized Shares

The additional common stock to be authorized by stockholder approval of this proposal would have rights identical to the currently outstanding shares of our common stock.

Potential Adverse Effects of the Amendment

Adoption of the amendment will have no immediate dilutive effect on the proportionate voting power or other rights of the Company’s existing stockholders. However, any future issuance of additional authorized shares of our common stock or preferred stock, at the future direction of the Board of Directors (and upon the approval of stockholders, if and as required by applicable law and any stock exchange regulation, if applicable) may, among other things, dilute the earnings per share of common stock and the equity and voting rights of those holding common stock at the time the additional shares are issued.

In addition to the purposes mentioned above, an increase in the number of authorized shares of common stock or preferred stock may make it more difficult to, or discourage an attempt to, obtain control of the Company by means of a takeover bid that the Board of Directors determines is not in the best interest of the Company and its stockholders. However, the Board of Directors does not intend or view the proposed increase in the number of authorized shares of common stock as an anti-takeover measure and is not aware of any attempt or plan to obtain control of the Company.

Appraisal Rights

Pursuant to the Nevada Revised Statutes, stockholders are not entitled to appraisal rights with respect to the Share Increase.

Effectiveness of Amendment

If the amendment is adopted, it will become effective upon the filing of a certificate of amendment to our articles of incorporation with the Secretary of State of the State of Nevada.

Vote Required

The proposal to approve an amendment to our Articles of Incorporation, as amended, to increase the number of authorized shares of common stock from 50,000,000 to 150,000,000 requires the votes cast “FOR” the proposal to exceed at least a majority of the outstanding shares of common stock as of the Record Date.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADOPTION AND APPROVAL OF AN AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION INCREASING THE NUMBER OF COMMON STOCK FROM 50,000,000 TO 150,000,000 SHARES.

OTHER MATTERS

As of the date hereof, there are no other matters that we intend to present, or have reason to believe others will present, at the annual meeting of stockholders. If, however, other matters properly come before the annual meeting of stockholders, the accompanying proxy authorizes the person named as proxy or his substitute to vote on such matters as he determines appropriate.

ANNUAL REPORT ON FORM 10-K

As required, we have filed our Form 10-K for the fiscal year ended December 31, 2021 with the SEC. Stockholders may obtain, free of charge, a copy of the 2021 Form 10-K annual report by writing to us at Relmada Therapeutics, Inc., 2222 Ponce de Leon Blvd., Floor 3, Coral Gables, Florida 33134, Attention: Sergio Traversa, Chief Executive Officer, or from our website, www.relmada.com under the heading “For Investors” and the subheading “SEC Filings” at www.proxyvote.com or at www.sec.gov.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “house holding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they are or we will be house holding materials to your address, house holding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in house holding and would prefer to receive a separate proxy statement, or if you currently receive multiple proxy statements and would prefer to participate in house holding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Relmada Therapeutics, Inc., 2222 Ponce de Leon Blvd., Floor 3, Coral Gables, Florida 33134, Attention: Sergio Traversa, Chief Executive Officer, or by email, straversa@relmada.com.

PROPOSALS OF STOCKHOLDERS

Stockholders may present proposals intended for inclusion in our proxy statement for our 2023 Annual Meeting of Stockholders provided that such proposals are received by the Secretary of the Company in accordance with the time schedules set forth in, and otherwise in compliance with, applicable SEC regulations, and the Company’s amended and restated bylaws, as applicable. Proposals submitted not in accordance with such regulations will be deemed untimely or otherwise deficient; however, the Company will have discretionary authority to include such proposals in the 2023 Proxy Statement.

Additional Information

Accompanying this Proxy Statement is a copy of our Annual Report for the year ended December 31, 2021. Such report constitutes our Annual Report to Stockholders for purposes of Rule 14a-3 under the Exchange Act. Such report includes our audited financial statements for the fiscal year ended December 31, 2021 and certain other financial information, which is incorporated by reference herein. We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available on the SEC’s website at www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement refers to certain documents that are not presented herein or delivered herewith. Such documents are available to any person, including any beneficial owner of our shares, to whom this proxy statement is delivered upon oral or written request, without charge. Requests for such documents should be directed to Chief Executive Officer, Relmada Therapeutics, Inc., 2222 Ponce de Leon Blvd, Floor 3, Coral Gables, Florida 33134. Please note that additional information can be obtained from our website at www.relmada.com.

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office 100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call (202) 551-8090 for further information on the operations of the public reference facilities.

Annex A

RELMADA THERAPEUTICS, INC. 2222 PONCE DE LEON BLVD., 3RD FLOOR CORAL GABLES, FLORIDA 33134 D71978-P73358 You invested in RELMADA THERAPEUTICS, INC. and it’s time to vote! You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on May 25, 2022. Get informed before you vote View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 11, 2022. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy. Smartphone users Point your camera here and vote without entering a control number Virtually at: Vote Virtually at the Meeting* May 25, 2022 9:30 AM Eastern Time www.virtualshareholdermeeting.com/RLMD2022 *Please check the meeting materials for any special requirements for meeting attendance. V1.1

Annex A-1

Vote at www.ProxyVote.com THIS IS NOT A VOTABLE BALLOT This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters. Voting Items Board Recommends 1. To elect a Class I director, to serve for a three-year term that expires at the Annual Meeting of Stockholders in 2025, or until his successor is elected and qualified or until his earlier resignation or removal. Nominee: 01) Eric Schmidt For 2. To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. For 3. To approve an amendment to the Relmada Therapeutics, Inc. 2021 Equity Incentive Plan to increase the shares of our common stock available for issuance thereunder by 3.9 million shares. For 4. To approve an amendment to our Articles of Incorporation, as amended, to increase the number of authorized shares of common stock from 50,000,000 to 150,000,000. For NOTE: To consider and act upon any other business as may properly come before the Annual Meeting or any adjournments thereof. Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Sign up for E-delivery”. D71979-P73358

Annex A-2

SCAN TO VIEW MATERIALS & VOTE RELMADA THERAPEUTICS, INC. 2222 PONCE DE LEON BLVD., 3RD FLOOR CORAL GABLES, FLORIDA 33134 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 24, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting -Go to www.virtualshareholdermeeting.com/RLMD2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 24, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D71972-P73358 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY RELMADA THERAPEUTICS, INC. For Withhold For All Instruction: To withhold authority to vote for any The Board of Directors recommends you vote FOR All All Except individual nominee, mark “For All Except” and write the nominee name in the space below. the following: 1. To elect a Class I director, to serve for a three-year term that expires at the Annual Meeting of Stockholders in 2025, or until his successor is elected and qualified or until his earlier resignation or removal. Nominee: 01) Eric Schmidt ! ! ! The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending ! ! ! December 31, 2022. 3. To approve an amendment to the Relmada Therapeutics, Inc. 2021 Equity Incentive Plan to increase the shares of our common stock ! ! ! available for issuance thereunder by 3.9 million shares. 4. To approve an amendment to our Articles of Incorporation, as amended, to increase the number of authorized shares of common ! ! ! stock from 50,000,000 to 150,000,000. NOTE: To consider and act upon any other business as may properly come before the Annual Meeting or any adjournments thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Annex A-3

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D71973-P73358 RELMADA THERAPEUTICS, INC. Annual Meeting of Stockholders May 25, 2022 9:30 AM Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Sergio Traversa as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of RELMADA THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on May 25, 2022, via live webcast at www.virtualshareholdermeeting.com/RLMD2022 at 9:30 AM Eastern Time, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side

Annex A-4